UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ARCTIC CAT INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ARCTIC CAT INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held August 8, 2013

Notice is hereby given that the Annual Meeting of Shareholders of Arctic Cat Inc. will be held at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701 on Thursday, August 8, 2013, at 4:00 p.m., Central Time, for the following purposes:

1.	To elect two directors to serve a three-year term or until their successors are elected and qualified;

2.	To approve the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan;

3.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on June 11, 2013 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Since it is important that your shares be represented at the Annual Meeting, whether or not you personally plan to attend, you are requested to sign, date and promptly return your proxy card in the enclosed envelope. If you are a record holder, you may also submit your proxy by telephone or through the Internet by following the instructions on the proxy card. If you own shares in “street name” (i.e., through a broker), you should follow the instructions provided by the broker. Returning your signed proxy or submitting your proxy by telephone or through the Internet will not prevent you from voting in person at the Annual Meeting, should you desire to do so.

By Order of the Board of Directors,

TIMOTHY C. DELMORE,

Secretary

Plymouth, Minnesota

June 24, 2013

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD OR VOTE ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on August 8, 2013:

This Proxy Statement and Notice of Annual Meeting, and our Annual Report for the fiscal year ended March 31, 2013 are available at: www.proxydocs.com/acat

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ARCTIC CAT INC.

505 Highway 169 North, Suite 1000

Plymouth, MN 55441

PROXY STATEMENT

Annual Meeting of Shareholders

August 8, 2013

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Arctic Cat Inc., a Minnesota corporation (the “Company,” “we,” “us” or “our”), to be voted at our 2013 Annual Meeting of Shareholders that will be held at our main manufacturing facility located at 601 Brooks Avenue South, Thief River Falls, Minnesota 56701 on Thursday, August 8, 2013, at 4:00 p.m., Central Time, or any adjournment or adjournments thereof (the “Annual Meeting”). If you need directions to the Annual Meeting, please call (763) 354-1800. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about June 24, 2013.

Our Annual Report for the fiscal year ended March 31, 2013 (“fiscal 2013”), including audited financial statements, is being mailed to shareholders concurrently with this Proxy Statement.

ABOUT THE ANNUAL MEETING

What is the Purpose of the Annual Meeting?

At our Annual Meeting, shareholders will act upon the matters described in the accompanying Notice of Annual Meeting of Shareholders. This includes (1) the election of two directors to each serve a three-year term or until their successors are elected and qualified, (2) the approval of the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan (the “2013 Omnibus Plan”), (3) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, and (4) the transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting. In addition, management will report on our performance and respond to questions from shareholders.

Who is Entitled to Vote?

Only shareholders of record of our outstanding common stock (the “Common Stock”) at the close of business on the record date, June 11, 2013, are entitled to receive notice of and to vote at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Each outstanding share of Common Stock entitles its holder to cast one vote on each matter to be voted upon and there is no cumulative voting.

Who May Attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the voting power of shares entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. A quorum is required for business to be conducted at the Annual Meeting. As of the record date, 13,211,689 shares of our Common Stock were outstanding. If you submit a properly executed proxy card or vote your proxy electronically through the Internet or by telephone as described on the proxy card, even if you abstain from voting, then you will be considered part of the quorum. Abstentions and broker non-votes will be treated as shares present for purposes of determining the existence of a quorum.

How Do I Vote?

Sign and date each proxy card you receive and return it in the prepaid envelope or vote electronically through the Internet or by telephone by following the instructions on the proxy card. If you return a properly executed proxy card without specific voting instructions, your shares will be voted in accordance with the Board’s recommendations: FOR the two nominees for director in Proposal 1, FOR Proposal 2 approving the 2013 Omnibus Plan, FOR Proposal 3 ratifying the selection of Grant Thornton LLP, and at the discretion of the Proxy Agents (as hereafter defined) as to any other matters that may properly come before the Annual Meeting.

If you wish to vote by Internet or telephone, you must do so before 12:00 p.m. Central Time on Wednesday, August 7, 2013. After that time, Internet and telephone voting will not be permitted and a shareholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person.

Can I Change My Vote After I Return My Proxy Card or Vote Electronically?

Yes. Even after you have submitted your proxy card or voted electronically through the Internet or by telephone, you may change your vote at any time before the proxy is exercised at the Annual Meeting. You may change it by:

1)	Returning a later-dated proxy (by mail, Internet or telephone);

2)	Delivering a written notice of revocation to our Secretary at our principal executive office at 505 Highway 169 North, Suite 1000, Plymouth, MN 55441; or

3)	Attending the Annual Meeting and voting in person at the Annual Meeting (although attendance at the Annual Meeting without voting at the Annual Meeting will not, in and of itself, constitute a revocation of your proxy).

What are the Board’s Recommendations?

The Board’s recommendation is set forth after the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	FOR the election of the two nominated directors to serve a three-year term or until their successor is elected and qualified (see Proposal 1);

•	FOR the approval of the Arctic Cat Inc. 2013 Omnibus Plan (see Proposal 2); and

•	FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year (see Proposal 3).

With respect to any other matter that properly comes before the Annual Meeting, Claude J. Jordan and D. Christian Koch (the “Proxy Agents”) will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote in accordance with the recommendations of the Board.

What Vote is Required to Approve Each Proposal?

For Proposal 1, the election of directors, each shareholder of Common Stock will be entitled to vote for two nominees and the two nominees with a “plurality,” or the greatest number of FOR votes, will be elected. See “Proposal 1—Election of Directors” in this Proxy Statement.

For Proposal 2, the approval of the Arctic Cat Inc. 2013 Omnibus Plan, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval. See “Proposal 2—Approval of the 2013 Omnibus Plan” in this Proxy Statement.

For Proposal 3, the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval. See “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm” in this Proxy Statement.

With respect to any other matter that properly comes before the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal will be required for approval.

Under the New York Stock Exchange, or NYSE, rules, if your shares are held in “street name” and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. The NYSE rules apply to us notwithstanding the fact that shares of our Common Stock are traded on The NASDAQ Stock Market. Proposal 1—Election of Directors and Proposal 2—Approval of the 2013 Omnibus Plan are not “routine” matters. Accordingly, if you do not direct your broker how to vote, your broker may not exercise discretionary voting authority and may not vote your shares. This is called a “broker non-vote,” and although your shares will be considered to be represented by proxy at the Annual Meeting, as previously discussed above under “What constitutes a quorum?,” they are not considered to be shares “entitled to vote” on Proposal 1—Election of Directors and Proposal 2—Approval of the 2013 Omnibus Plan at the Annual Meeting and will not be counted as having been voted on the applicable proposal. Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm is a “routine” matter and, as such, your broker is permitted to exercise discretionary voting authority to vote your shares “For” or “Against” the proposal in the absence of your instruction.

Proxies marked “Withheld” on Proposal 1—Election of Directors or “Abstain” on Proposal 2—Approval of the 2013 Omnibus Plan or Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm will be counted in determining the total number of shares “entitled to vote” on such proposal. On Proposal 1, directors are elected by a “plurality,” or the greatest number of FOR votes, and proxies marked “Withheld” on Proposal 1 will not be considered to have been voted FOR the director nominee with respect to whom authority has been withheld. Proxies marked “Abstain” on Proposal 2 or Proposal 3 will have the effect of a vote “Against” Proposal 2 and Proposal 3.

Who Will Count the Vote?

An Inspector of Elections will be appointed for the Annual Meeting and will work with a representative of Wells Fargo Shareowner Services, our independent stock transfer agent, to count the votes.

What Does it Mean if I Receive More Than One Proxy Card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. To ensure that all your shares are voted, please sign and return all proxy cards or vote electronically through the Internet or by telephone for each proxy card. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our stock transfer agent, Wells Fargo Shareowner Services, at 1-800-468-9716.

How Will Discretionary Voting on Any Other Business or Adjournment of the Annual Meeting be Conducted?

Although we do not know of any business to be considered at the Annual Meeting other than the matters described in this Proxy Statement, if any other business is presented at the Annual Meeting, your proxy gives authority to the Proxy Agents to vote on such matters at their discretion, including to adjourn the Annual Meeting.

Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How are Proxies Solicited?

In addition to use of the mail, proxies may be solicited by our officers, directors, and other regular employees by telephone, through electronic transmission, facsimile transmission or personal solicitation, and no additional compensation will be paid to such individuals. We will request those banks, brokerage houses, other custodians, nominees and certain fiduciaries to forward proxy materials and annual reports to the beneficial owners of our Common Stock.

Who Pays for the Cost of this Proxy Solicitation?

We will bear the entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Shareholders, this Proxy Statement, the proxy itself, and the cost of soliciting proxies relating to the Annual Meeting. We will, if requested, reimburse banks, brokerage houses, and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to their principals.

Procedures at the 2013 Annual Meeting

The presiding officer at the Annual Meeting will determine how business at the Annual Meeting will be conducted. Only nominations and other proposals brought before the Annual Meeting in accordance with the advance notice and information requirements of our Bylaws will be considered, and no such nominations or other proposals were received. Under our Bylaws, complete and timely written notice of a proposed nominee for election to our Board at the Annual Meeting or a proposal for any other business to be brought before the Annual Meeting must have been received by our Secretary not earlier than 120 days nor later than 90 days prior to the meeting date corresponding with the previous year’s annual meeting of shareholders, which for purposes of this Annual Meeting was no earlier than April 10, 2013 nor later than May 10, 2013. Additionally, such notice for any nomination or proposal must have contained the specific information required by our Bylaws, including, among other things, the name and address of the shareholder making the nomination; a representation that the shareholder will appear at the Annual Meeting; the name, age, business and residence, and occupation of the nominee; any arrangements or understandings between the shareholder and nominee relating to the nomination; and the consent of the nominee to serve if elected. This summary information regarding our Bylaws is qualified in its entirety by reference to the full text of the Bylaws, which can be found on our website at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

BENEFICIAL OWNERSHIP OF CAPITAL STOCK

The following table presents information as to the beneficial ownership of our Common Stock (the only class of capital stock outstanding) at June 11, 2013 (unless otherwise indicated) by (i) the only shareholders known to us to hold 5% or more of such stock, (ii) each director nominee, and each of our directors and named executive officers and (iii) all directors and executive officers as a group. Unless otherwise indicated, all shares represent sole voting and investment power.

Beneficial Owners	Common Stock Beneficially Owned		Percent of Outstanding Shares of Common Stock
BlackRock Inc. 40 East 52nd Street New York, NY 10022	973,616	(1)	7.4%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	839,705	(2)	6.4%

Dimensional Fund Advisors LP Palisades West Building One 6300 Bee Cave Road Austin, Texas 78746	708,497	(3)	5.4%

Claude J. Jordan	315,542	(4)	2.3%
Timothy C. Delmore	87,530	(4)	*
Mary Ellen Walker	35,589	(4)	*
Bradley Darling	46,002	(4)	*
Paul A. Fisher	19,366	(4)	*
Christopher A. Twomey	355,586	(4)	2.6%
Susan E. Lester	41,080	(4)	*
Stanley A. Askren	1,479	(4)	*
Joseph F. Puishys	4,479	(4)	*
Kenneth J. Roering	62,127	(4)	*
D. Christian Koch	14,958	(4)	*
Tony J. Christianson	30,064	(4)	*
All Directors and Officers as a Group (15 persons)	1,145,429	(4)	8.1%

*	Less than 1%.
(1)	Based on information included in a Schedule 13G/A filed with the SEC on February 8, 2013. BlackRock Inc. has sole voting power and sole dispositive power over all of the shares it holds.
(2)	Based on information included in a Schedule 13G/A filed with the SEC on February 22, 2013. The Vanguard Group, Inc. has sole voting power over 19,764 shares, sole dispositive power over 820,841 shares and shared dispositive power over 18,864 shares that it holds.

(3)	Based on information included in a Schedule 13G/A filed with the SEC on February 11, 2013. Dimensional Fund Advisors LP has sole voting power over 694,657 shares that it holds and sole dispositive power over all of the shares that it holds. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(4)	Includes the following number of shares exercisable by the indicated individuals and group within 60 days from the record date pursuant to the exercise of outstanding stock options and stock settled appreciation rights: Mr. Jordan, 278,430 shares; Mr. Delmore, 32,152 shares; Ms. Walker, 18,893 shares; Mr. Darling, 27,772 shares; Mr. Fisher, 9,051 shares; Mr. Twomey, 298,406 shares; Ms. Lester, 33,688 shares; Mr. Askren, 0 shares; Mr. Puishys, 0 shares; Mr. Roering, 57,697 shares; Mr. Christianson, 26,634 shares; Mr. Koch, 9,987 shares; and all directors and officers as a group, 857,683 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our Common Stock who did not file on a timely basis reports required by Section 16 of the Securities Exchange Act of 1934. Based solely on a review of copies of those reports, or written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during the fiscal year ended March 31, 2013, except that Christopher A. Twomey filed an amended Form 4 on September 12, 2012 to report a stock option exercise and related forfeitures on September 7, 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to our Restated Articles of Incorporation, the Board is divided into three classes of directors, with each director serving a three-year term. Generally, each year only one class of directors is subject to a shareholder vote.

This year, upon the recommendation of the Governance Committee, which is comprised of independent directors, the Board has nominated two directors: Claude J. Jordan and Susan E. Lester, who are both incumbent directors and whose terms expire this year. If elected, Mr. Jordan and Ms. Lester’s terms will expire in 2016. It is intended that proxies will be voted for such nominees. We believe that the nominees will be able to serve, but should they be unable to serve as a director prior to the Annual Meeting, we will set the number of directors for the Company within the authorized range of three to nine directors at a lower number or leave the director seat open for future action by the Board.

The name and age of the nominees and the other directors and their principal occupations are set forth below, based upon information furnished to us by the nominee and the directors. Unless otherwise indicated, the nominees and the directors have held their respective identified positions for more than the past five years. The

Governance Committee has determined that Ms. Lester qualifies as an “independent director” as defined by the NASDAQ listing rules and that Mr. Jordan does not qualify as an “independent director” due his position as Chief Executive Officer of the Company.

	Name, Age and Principal Occupation	Director Since

Nominated for a term expiring in 2016:

	Claude J. Jordan, 57, Chairman of the Board since September 2012; President and Chief Executive Officer of the Company since January 2011; President and Chief Operating Officer of the Company from August 2008 to December 2010; director of the Company since August 2010; Vice President of The Home Depot (home improvement specialty retailer) from 2007 to 2008; General Manager at THD At-Home Services, Inc., a wholly-owned subsidiary of The Home Depot from 2003 to 2007; various management positions at General Electric Company (diversified technology, media and financial services) from 1998 to 2003. Mr. Jordan brings to the Board an extensive background in consumer-oriented businesses, significant operating expertise and international business and mergers and acquisition experience. Mr. Jordan also has significant experience with respect to the internal operations of the Company.	2010

	Susan E. Lester, 56, Private investor; Chief Financial Officer, Homeside Lending, Inc. (a mortgage bank) from October 2001 to May 2002; Chief Financial Officer, U.S. Bancorporation (a commercial bank) from February 1996 to May 2000; director of PacWest Bancorp and Lender Processing Services, Inc. Ms. Lester brings to the Board financial expertise, extensive knowledge of accounting issues and senior leadership. These skills provide a strong foundation for Ms. Lester’s service to the Board in her position as Chair of our Audit Committee and meets the SEC definition of “audit committee financial expert.”	2004

Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2015:

	Christopher A. Twomey, 65, Chairman of the Board from 2003 to September, 2012; Chief Executive Officer of the Company from January 1986 to December 2010; director of The Toro Company. In his more than 25 years with the Company, Mr. Twomey has gained meaningful leadership experience and knowledge of the recreational vehicle industry. Mr. Twomey brings to the Board invaluable strategic, management, and operational experience. These skills, combined with his intimate knowledge of the Company’s challenges, opportunities and operations, are valuable assets to the Board.	1987

Name, Age and Principal Occupation	Director Since

Stanley A. Askren, 53, Chairman and Chief Executive Officer of HNI Corporation, the second largest office furniture manufacturer in the world, since 2004 and the President of HNI Corporation since 2003. He is also a director of Armstrong World Industries, Inc., a global leader in the design and manufacture of floors, ceilings and cabinets. Mr. Askren has worked for HNI Corporation for 20 years. Mr. Askren has previously been vice president of marketing, an executive vice president and president of HNI Corporation’s hearth products operating segment. He also worked in HNI Corporation’s office furniture operating segment as a group vice president of The HON Company and president of Allsteel Inc., two of HNI Corporation’s office furniture subsidiaries. Mr. Askren has also served as the vice president of human resources and an executive vice president of HNI Corporation. Mr. Askren brings to the Board extensive operating and leadership experience, as well as valuable insights from his experience as chief executive officer of a public company.	2012

Joseph F. Puishys, 55, Chief Executive Officer and President and a director of Apogee Enterprises, Inc., a value-added glass products and services company, since August 2011. Prior to joining Apogee Enterprises, Mr. Puishys served in various leadership positions at Honeywell International, Inc., a Fortune 100 diversified technology and manufacturing company, for over 32 years. He served as President of Honeywell Environment & Combustion Controls from 2008 to 2011; President of Honeywell Building Solutions from 2005 to 2008; President of Honeywell Building Solutions, America from 2004 to 2005; President of Bendix Friction Materials from 2002 to 2004; Vice President and General Manager of Garrett Engine Boosting Systems from 2000 to 2002; Vice President and General Manager, Aftermarket, Allied Signal Turbocharging Systems from 1996 to 2000; Vice President, Logistics, Allied Signal Automotive Products Group from 1992 to 1996; and various accounting and financial positions from 1979 to 1992. Mr. Puishys brings to the Board extensive knowledge and operational experience derived from his years in various manufacturing company roles.	2012

	Name, Age and Principal Occupation	Director Since

Other directors whose terms of office will continue after the Annual Meeting and whose terms expire in 2014:

	Kenneth J. Roering, 71, Currently a Professor Emeritus of Marketing at the Carlson School of Management at the University of Minnesota; served as Department Chair for ten years and occupied the Pillsbury Company Chair in Marketing for 20 years; has published more than 70 articles in professional journals, written two books, and edited three collections of scholarly writings in the areas of marketing strategy and new product development; has received various teaching and research awards for his work including AMA Distinguished Faculty and University of Minnesota Outstanding Graduate Teacher; has consulted with more than 50 companies including American Express, Motorola, Ecolab, 3M, Cargill, Carlson Companies, Pillsbury, and Medtronic; has directed and participated in management development programs throughout the world; and was within the past five years a director of Enable Holdings Inc. and Innovex, Inc. With his extensive academic work and broad experience as a consultant for many respected companies, Mr. Roering brings to the Board extensive marketing and brand management expertise and experience and significant corporate governance leadership.	1996

	Tony J. Christianson, 61, Founder and Chairman of Cherry Tree Companies (investment management and investment banking firm) since October 1980; Director of AmeriPride Services Inc., The Dolan Company, Peoples Educational Holdings, Titan Machinery Inc., Znomics, Inc. and Adam Smith Advisors; within the past five years a director of Fair Isaac Corporation. Mr. Christianson’s extensive knowledge of capital management and financial and accounting issues, as well as his deep knowledge of and experience with a variety of businesses, many of which face similar issues as the Company, adds valuable perspective to the Board.	2009

	D. Christian Koch, 48, Group President, Carlisle Diversified Products, since March 2012; President of Carlisle Brake & Friction, Inc., a wholly-owned subsidiary of The Carlisle Companies, from January 2009 to March 2012; President of Asia Pacific, Carlisle Companies Incorporated from February 2008 to December 2009; Vice President and General Manager, Asia Pacific, for Graco Inc. (manufacturer of fluid handling systems) from June 2003 to January 2008. Mr. Koch’s operations and senior leadership experience with large companies, as well as his global sales experience, mergers and acquisition experience and experience in managing companies involved with the powersports and motorsports markets provide the Board with senior operating leadership perspective and a global sales and marketing perspective.	2009

Vote Required. Each shareholder of Common Stock will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE TWO NOMINEES.

CORPORATE GOVERNANCE

Governance Policies and Practices. The Board of Directors operates under a set of Corporate Governance Guidelines designed to ensure efficient, transparent and effective governance. Amongst other things, these guidelines address Board size and composition; director selection and independence; director stock ownership guidelines and compensation; Committees; Chairman and CEO role; Lead Director position and responsibility; and CEO annual evaluation.

Additional information about these guidelines may be found on our website at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link). Our Corporate Governance Guidelines are reviewed annually by the Governance Committee and changes are recommended to the full Board when appropriate.

Board Leadership Structure. The Board as a whole determines whether the role of the Chairman and the Chief Executive Officer should be separated or combined based on its judgment as to the structure that best serves the interests of the Company and its shareholders. Currently, the Chairman of the Board is Claude J. Jordan, who is the current President and Chief Executive Officer of the Company. At this time, the Board believes this leadership structure is appropriate for the Company given Mr. Jordan’s extensive knowledge of the Company and the recreational vehicle industry and because this structure provides the Company with unified leadership and direction. In addition, D. Christian Koch serves as the Board’s Lead Director. The Board believes it is appropriate to have a CEO Chairman for the reasons noted above, and also to have a Lead Director to serve as a link between executive management and the independent directors. The Lead Director presides over an executive session of the independent directors following each Board meeting and discusses director concerns, if any, with the Chairman. The Lead Director facilitates the annual performance review of the CEO, works with the Chairman to determine committee assignments, communicates with the Company’s major shareholders upon request of the Board or such major shareholders, and also provides direction on agendas, schedules and materials for Board meetings.

The Board’s Role in Risk Oversight. The Audit Committee is responsible for overseeing our risk management structure on behalf of the full Board. The Audit Committee and the full Board assess the primary risks facing the Company, the Company’s risk management strategy and management’s plan for addressing these risks. The Compensation and Human Resources Committee oversees the risks associated with the Company’s compensation structure, including assessing the Company’s compensation policies and practices for its employees.

Director Attendance; Executive Sessions. During fiscal 2013, the Board met seven times. Each director attended more than 75% of the meetings of the Board and any committee on which such director served. At each regular Board meeting, our non-employee directors met in executive session without management present and these sessions were presided over by our Lead Director.

Our policy is that all directors should attend the annual meeting of shareholders. All directors except Ms. Lester attended the 2012 annual meeting of shareholders.

Board Committees. The Board has established a Compensation and Human Resources Committee, an Audit Committee and a Governance Committee. The composition of each committee is as follows:

	Compensation & Human Resources	Audit	Governance
Susan E. Lester		Chair	✓
Stanley A. Askren	✓
Joseph F. Puishys	✓
Kenneth J. Roering	✓		✓
Tony J. Christianson		✓	Chair
D. Christian Koch	Chair	✓

Compensation and Human Resources Committee. The Compensation and Human Resources Committee (the “Compensation Committee”), which currently consists of Messrs. Koch (Chair), Askren, Puishys and Roering, met five times during fiscal 2013. All members are independent directors as defined under the rules of The NASDAQ Stock Market. The Compensation Committee: (i) assists in defining our executive compensation philosophy and administering our compensation plans; (ii) reviews management’s recommendations with respect to the salaries and bonuses paid and stock option grants awarded to all executives; (iii) reviews our retirement plans and employee benefits; (iv) oversees and evaluates compensation-related risks; and (v) reviews and recommends to the Board approval of the “Compensation Discussion and Analysis” that appears in our annual proxy statement. The Compensation Committee, following receipt of a recommendation by the Chief Executive Officer, determines compensation of all executive officers except the Chief Executive Officer, which is determined by the independent directors of the full Board following receipt of a recommendation by the Compensation Committee. In the performance of its duties, the Compensation Committee may select independent compensation consultants to advise the Compensation Committee when appropriate. In addition, the Compensation Committee may delegate authority to subcommittees where appropriate. The Compensation Committee Charter is available to shareholders on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Compensation and Human Resources Committee Interlocks and Insider Participation. The members of the Compensation and Human Resources Committee are Messrs. Koch (Chair), Askren, Puishys and Roering. Mr. Gregg Ostrander, who retired from the Board effective at our 2012 annual meeting, and Mr. Christianson were also members of the Compensation and Human Resources Committee for a portion of the 2013 fiscal year. No members of the Compensation and Human Resources Committee were officers or employees of the Company or any of its subsidiaries during the year, were formerly officers of the Company, or had any relationship otherwise requiring disclosure, except that during the last fiscal year, we purchased certain components for our products from Carlisle Companies Inc. and its subsidiaries, a company of which Mr. Koch is an executive officer. During the fiscal year, we paid Carlisle Companies Inc. and its subsidiaries $507,967 for such components.

Audit Committee. The Audit Committee, which currently consists of Ms. Lester (Chair) and Messrs. Christianson and Koch, met seven times during fiscal 2013. All members of our Audit Committee are independent directors as defined under the rules of The NASDAQ Stock Market. The Board has determined that Susan E. Lester is an “audit committee financial expert” as that term is defined in rules and regulations promulgated by the SEC. Other members of the Audit Committee may be considered financial experts based on past experience and positions held, but the Board has not designated them as such. The Audit Committee: (i) has sole authority and direct responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm; (ii) meets with our independent registered public accounting firm and representatives of management to review our internal and external financial reporting, including periodically without management present; (iii) reviews the scope of the independent registered public accounting firm’s examination and audit procedures to be utilized; (iv) considers comments by the registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments; (v) pre-approves any audit and non-audit services to be provided by our independent registered public accounting firm; and (vi) reviews the role of the Board in its oversight of the Company’s risk management. The Audit Committee operates under a written charter adopted by the Board, which is available to shareholders on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Governance Committee. The Governance Committee, which currently consists of Messrs. Christianson (Chair) and Roering and Ms. Lester, met five times during fiscal 2013. All members are independent directors as defined under the rules of The NASDAQ Stock Market. The primary purpose of the Governance Committee is to ensure an appropriate and effective role for the Board in the governance of the Company. The primary recurring duties and responsibilities of the Governance Committee include: (i) reviewing and recommending to the Board corporate governance policies and procedures; (ii) reviewing our Arctic Cat Code of Conduct and compliance therewith; (iii) identifying director candidates, including recommendation to the full Board of the slate of nominees; (iv) educating our directors; (v) evaluating the Board; and (vi) recommending to the Board compensation policies, practices and levels of compensation for the Board. The independent directors of the full Board vote to approve the slate of director nominees identified by the Governance Committee. The Governance Committee Charter is available to shareholders on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Identifying New Director Nominees. In identifying prospective director candidates, the Governance Committee considers its personal contacts, recommendations from shareholders and recommendations from business and professional sources, including executive search firms. An executive search firm has been used in the past to identify director candidates. The Governance Committee’s policy is to consider qualified candidates for positions on the Board recommended in writing by shareholders. Shareholders wishing to recommend candidates for Board membership, rather than directly nominate an individual, should submit the recommendations in writing to our Secretary at least 90 days prior to the meeting date corresponding to the previous year’s annual meeting of shareholders, with the submitting shareholder’s name and address and pertinent information about the proposed nominee similar to that set forth for the nominees named in this Proxy Statement. When evaluating the qualifications of potential new director candidates, or the continued service of existing directors, the Governance Committee considers a variety of criteria, including the individual’s integrity, inquisitiveness, experience dealing with complex problems, specialized skills or expertise, independence, financial expertise, freedom from conflicts of interest, ability to understand the role of a director and ability to fully perform the duties of a director. Additionally, while the Governance Committee does not have a formal policy with respect to diversity, it seeks to have a Board that is diverse in terms of its background, skills, perspectives and experiences, and gives due consideration to contributions to diversity on the Board when evaluating the qualifications of any potential director candidate. While candidates recommended by shareholders will generally be considered in the same manner as any other candidate, special consideration will be given to existing directors desiring to stand for re-election given their history of service and their knowledge of the Company, as well as the Board’s knowledge of their level of contribution resulting from such service.

A shareholder intending to independently nominate an individual as a director at an annual meeting of shareholders, rather than recommend the individual to the Governance Committee for consideration as a nominee, must comply with the advance notice requirements set forth in our Bylaws. These are described below under “Other Matters—Shareholder Proposals.” Shareholders wishing to recommend for nomination or to nominate a director should contact our Secretary for a copy of the relevant procedure for submitting recommendations and nominations and a full delineation of the criteria considered by the Governance Committee when evaluating potential new directors or the continued service of existing directors.

Communications with the Board. Our Board provides a process for shareholders to send communications to the Board. The manner in which shareholders can send communications to the Board is set forth under “Corporate Governance Guidelines” on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link).

Director Independence. There are no family relationships between our director nominees, directors or executive officers. In addition, Messrs. Askren, Christianson, Koch, Puishys, and Roering and Ms. Lester, the non-employee directors on the Board, are “independent” directors as defined under the rules of The NASDAQ Stock Market. Mr. Twomey is not an independent director due to his former position as CEO of the Company and Mr. Jordan is not an independent director due to his current position as CEO of the Company.

Code of Conduct. Our Board has adopted a code of ethics known as the “Arctic Cat Code of Conduct,” which applies to the Chief Executive Officer, Chief Financial Officer, Controller and persons performing similar functions, as well as our other officers, directors, employees, consultants, agents and representatives. We believe that the Arctic Cat Code of Conduct not only documents our good business practices, but sets forth guidelines for ensuring that all our personnel act with the highest standards of integrity. The Arctic Cat Code of Conduct is available on our website located at www.arcticcat.com (select the “Arctic Cat—Investors” link and then the “Corporate Governance” link). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Arctic Cat Code of Conduct by posting such information on our website at the website location specified above.

Director Compensation. The Governance Committee has the responsibility of, from time to time, reviewing the director compensation and recommending changes, if any, to the full Board for approval. As a part of its review, the Governance Committee receives information and analysis from Towers Watson, an independent compensation consultant, regarding director compensation practices and amounts for other publicly traded companies similar in revenue size. Compensation of non-employee directors is designed to attract and retain highly qualified individuals that can best represent the interests of our shareholders. To further align the interests of directors and shareholders, a large portion of director compensation is comprised of automatic grants of stock options and restricted stock units. Management directors do not receive any compensation for their service as directors.

During fiscal 2013, our non-employee directors received $40,000 per year, $1,000 per Board and committee meeting attended, $7,500 additional compensation per year if they served as Chair of the Governance Committee or the Compensation and Human Resources Committee and $10,000 if they served as Chair of the Audit Committee. Mr. Twomey also received an additional $50,000 for service as non-employee Chairman of the Board until September 2012. In addition, non-employee directors receive reimbursement of out-of-pocket expenses incurred on our behalf. For fiscal 2013, non-employee directors Messrs. Christianson, Koch, Roering, Ostrander and Twomey and Ms. Lester received on April 2, 2012 an option to purchase 1,903 shares of our Common Stock at an option price equal to the fair market value of our Common Stock on the date of grant ($43.79) and restricted stock units with a grant date value of $34,988. Messrs. Askren and Puishys received on November 12, 2012 an option to purchase 1,031 shares of our Common Stock at an option price equal to the fair market value of our Common Stock on the date of grant ($33.67) and restricted stock units with a grant date value of $14,579. For fiscal 2014, each non-employee director received on April 1, 2013 an option to purchase 2,326 shares of our Common Stock at an option price equal to the fair market value of our Common Stock on the date of grant ($42.99) and restricted stock units with a grant date value of $44,968. The options have terms expiring ten years following the date of grant, are subject to forfeiture in full if the director ceases to be a director within one year of the grant date and are subject to a three-year vesting requirement. The restricted stock units have a three-year vesting requirement. All were granted pursuant to the 2007 Omnibus Stock and Incentive Plan (the “2007 Omnibus Plan”).

A change was made to the directors’ compensation beginning fiscal 2014. Our non-employee directors will receive an annual retainer of $40,000, an annual meeting fee of $10,000 for all meetings of the Board, an annual meeting fee of $7,000 for all meetings of the Audit Committee, an annual meeting fee of $5,000 for all meetings of the Compensation and Human Resources Committee and the Governance Committee; $40,000 additional compensation per year if they serve as Lead Director; $10,000 additional compensation per year if they serve as Chair of the Audit Committee; and $7,500 additional compensation per year if they serve as Chair of the Governance Committee or the Compensation and Human Resources Committee.

Stock Ownership Guidelines. To further align the interests of our directors with those of our shareholders, the Board established stock ownership guidelines for non-employee directors. Within five years of the establishment of the ownership guidelines or, for new directors, within five years of joining the Board after the establishment of the ownership guidelines, each non-employee director is expected to own a dollar value of our Common Stock equal to at least four times the director’s then-current annual cash retainer. Shares subject to unexercised options, whether vested or unvested and whether in-the-money or out-of-the-money, do not qualify for credit under the guidelines. As of the record date, all directors either owned, or were on track to own within the permitted time after joining the Board, the requisite amount of stock.

In addition, non-employee directors are provided annual use of an ATV or ROV, a snowmobile and a trailer. These products are for personal use and are returned to us each year except in the year of a director’s retirement, in which case the director is permitted to keep the vehicles (provided such director has served at least four full terms). We sell the returned products to dealers and employees for an amount greater than our cost. We provide these products to our non-employee directors because we believe it is important for our directors to be familiar with our products.

The following table summarizes the compensation paid to non-employee directors during fiscal 2013:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Restricted Stock Unit (RSU) Awards ($)(2)	All Other Compensation ($)		Total ($)
Stanley A. Askren	34,419	18,819	14,579	—		67,817
Tony J. Christianson	68,542	45,177	34,988	—		148,707
D. Christian Koch	69,542	45,177	34,988	—		149,707
Susan E. Lester	74,917	45,177	34,988	—		155,082
Gregg A. Ostrander(3)	15,750	45,177	34,988	22,859	(4)	118,774
Joseph F. Puishys	34,419	18,819	14,579	—		67,817
Kenneth J. Roering	67,528	45,177	34,988	—		147,693
Christopher A. Twomey	80,667	45,177	34,988	—		160,832

(1)

These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation—Stock Compensation, for stock-based incentive awards granted under our 2007 Omnibus Plan during fiscal 2013. For additional information, see Note A to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013. At fiscal year-end, Mr. Askren held options to purchase 1,031 shares of

Common Stock; Mr. Christianson held options to purchase 29,903 shares of Common Stock; Mr. Koch held options to purchase 13,256 shares of Common Stock; Ms. Lester held options to purchase 36,957 shares of Common Stock; Mr. Ostrander held options to purchase 14,132 shares of Common Stock; Mr. Puishys held options to purchase 1,031 shares of Common Stock; Mr. Roering held options to purchase 60,966 shares of Common Stock; and Mr. Twomey held options to purchase 301,675 shares of Common Stock.
(2)	These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation—Stock Compensation, for stock-based incentive awards granted under our 2007 Omnibus Plan during fiscal 2013. For additional information, see Note A to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013. At fiscal year-end, Mr. Askren held 433 restricted stock units; Mr. Christianson held 2,384 restricted stock units; Mr. Koch held 2,384 restricted stock units; Ms. Lester held 2,384 restricted stock units; Mr. Puishys held 433 restricted stock units; Mr. Roering held 2,384 restricted stock units; and Mr. Twomey held 2,384 restricted stock units.
(3)	Mr. Ostrander retired from the Board of Directors effective as of the date of our 2012 Annual Meeting of Shareholders, held August 8, 2012.
(4)	All Other Compensation consists of the value of two Company products totaling $22,859 retained by Mr. Ostrander following retirement.

The following table provides supplementary information regarding non-employee director option awards during fiscal 2013:

Name	Grant Date	Option Awards Granted (#)	Grant Date Fair Value of Option Awards ($)
Stanley A. Askren	11/12/12	1,031	18,819
Tony J. Christianson	04/02/12	1,903	45,177
D. Christian Koch	04/02/12	1,903	45,177
Susan E. Lester	04/02/12	1,903	45,177
Gregg A. Ostrander	04/02/12	1,903	45,177
Joseph F. Puishys	11/12/12	1,031	18,819
Kenneth J. Roering	04/02/12	1,903	45,177
Christopher A. Twomey	04/02/12	1,903	45,177

The following table provides supplementary information regarding non-employee director restricted stock unit awards during fiscal 2013:

Name	Grant Date	RSU Awards Granted (#)	Grant Date Fair Value of RSU Awards ($)
Stanley A. Askren	11/12/12	433	14,579
Tony J. Christianson	04/02/12	799	34,988
D. Christian Koch	04/02/12	799	34,988
Susan E. Lester	04/02/12	799	34,988
Gregg A. Ostrander	04/02/12	799	34,988
Joseph F. Puishys	11/12/12	433	14,579
Kenneth J. Roering	04/02/12	799	34,988
Christopher A. Twomey	04/02/12	799	34,988

Policies and Procedures Regarding Related Person Transactions. The Audit Committee, currently comprised of Ms. Lester (Chair) and Messrs. Christianson and Koch, is responsible for the review and approval of all related-party transactions between us and any of our executive officers, directors or director nominees, or any immediate family member of any such person. In addition, all related-party transactions that come within the disclosures required by Item 404 of the SEC’s Regulation S-K must also be approved by the Audit Committee. The policies and procedures regarding the approval of all such related-party transactions have been approved at a meeting of the Audit Committee and are evidenced in our corporate records.

During the last fiscal year, we purchased certain components for our products from Carlisle Companies Inc. and its subsidiaries, a company of which Mr. Koch, one of our directors, is an executive officer. During the fiscal year, we paid Carlisle Companies Inc. and its subsidiaries $507,967 for such components. The prices we paid were, and will continue to be, the subject of arms-length negotiation on terms no less favorable to us than we could otherwise obtain.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis describes our compensation objectives and policies as well as the compensation awarded to the following named executive officers (“NEOs”) during fiscal year 2013 (“FY2013”):

•	Claude J. Jordan, Chairman, President and Chief Executive Officer

•	Timothy C. Delmore, Chief Financial Officer and Secretary

•	Bradley D. Darling, Vice President—General Manager, Snowmobile

•	Mary Ellen Walker, Vice President—General Manager, Parts, Garments, and Accessories

•	Paul Fisher, Vice President—Operations

Mr. Twomey, our former Chairman, is no longer a NEO. Ms. Walker retired from Arctic Cat effective May 31, 2013. She remained a NEO for FY2013. Mr. Fisher, VP – Operations, became a NEO for the first time in FY2013.

Executive Summary

Our overall performance during FY2013 was outstanding, exceeding the targets we set for ourselves at the beginning of the year.

In spite of a challenging economy, we were successful in achieving the following in FY2013:

•	Diluted EPS up 68% to $2.89 versus $1.72 in fiscal year 2012 (“FY2012”). The EPS achieved was the highest EPS in the history of Arctic Cat.

•	Net sales increased 15% to $671.6 million compared to last year.

•	Operating profit rose 32% to $60.7 million, up from $45.9 million in FY2012. The operating profit achieved was a record high for Arctic Cat.

•	Net income increased 33% to $39.7 million from $29.9 million last year. The net income achieved was a record high for Arctic Cat.

The Compensation and Human Resources Committee’s decisions regarding performance goals and compensation opportunities for our senior management were shaped by the economic outlook at the beginning of FY2013, as well as the committee’s underlying philosophy of paying for superior performance and aligning the interests of our executives with the interests of our shareholders.

Consistent with that philosophy, our FY2013 executive compensation program included financial performance targets that the Compensation and Human Resources Committee considered challenging. To achieve a target annual incentive payout for FY2013, net income needed to increase 17.0% and net sales needed to increase 11.3% over FY2012 results. Both of these targets were considered even more challenging given the fact that net sales had increased in FY2012 by 26% over fiscal year 2011 results and net income had increased in FY2012 by 130% over fiscal year 2011 results.

In addition, we receive direct feedback from shareholders on our compensation programs through the advisory vote on the compensation paid to our NEOs (commonly known as a “say-on-pay” vote), which we held for the first time at the 2011 Annual Meeting of Shareholders and will hold every three years. At the 2011 Annual Meeting of Shareholders, the say-on-pay proposal received over 97% approval. The Compensation and

Human Resources Committee will continue to monitor shareholder views with respect to our executive compensation practices and take those views into account when making decisions regarding executive compensation. Additionally, our Chairman and CEO meets throughout the year with significant shareholders to discuss, among other topics, our executive compensation programs.

The Compensation and Human Resources Committee intends that our executive compensation program be market competitive, and align the interests of our executive officers with the interests of our shareholders. Consistent with these principles, the Compensation and Human Resources Committee targets Total Targeted Direct Compensation (base salary, annual incentive, and long-term incentive pay) between the 85th and 115th percentiles of the market median for comparable positions as set forth in the report. The amount actually paid upon the completion of the performance period may be higher or lower based on actual results over that period.

During FY2013, the structure and metrics of our compensation plans remained the same as in FY2012 and are detailed in “FY2013 Executive Compensation Programs” below. Once again, the annual incentive plan was based 70% on net income and 30% on net sales. This mix of income and sales provides a balanced emphasis on bottom line results and top line growth. From a long-term incentive perspective, a mix of 75% stock options and 25% restricted stock units were granted, the same percentages as in FY2012. This mix of options and restricted stock units provides a balance that emphasizes the performance orientation of the program (stock options only have value to the extent that the stock price increases) and the retention orientation of the program (restricted stock units have shareholder alignment, but also serve to retain the management team as we believe that a consistent executive population over time benefits our shareholders).

The discussion that follows should be read in conjunction with the information provided in the “Executive Compensation and Other Information” section immediately following this Compensation Discussion and Analysis.

Objectives of Our Program

Our executive compensation philosophy is to maximize shareholder returns by attracting and retaining top talent and rewarding business results and individual performance. Specifically, our compensation program is designed to achieve the following objectives in a cost efficient manner:

•	Align the interests of management with those of shareholders;

•	Attract and retain management that contribute to our long-term success;

•	Provide an incentive for management to exceed their objectives to further increase shareholder value;

•	Pay for performance; and

•	Provide internal equity.

To achieve these objectives, we have designed an executive compensation program that continues to emphasize more shareholder-aligned compensation as a percentage of total targeted direct compensation as the level of authority of the executive officer’s position increases. The Compensation and Human Resources Committee believes that the compensation of those with the greatest overall responsibility for our performance should be subject to greater variability in compensation based on that performance. We do not, however, have specific policies governing the allocation of the total targeted direct compensation opportunity among its various components.

Summary of Compensation Program Components

The components of our NEO compensation are summarized in the following table. All of the components, individually and collectively, are structured for the general purpose of providing a competitive compensation program that will enable us to meet our objective of attracting and retaining highly qualified executives critical to our success.

Pay Component	Purpose	Key Features
Base Salary

•   Provides a fixed level of cash compensation on which executive officers can rely.

•   Recognize the contributions of our executives in their day-to-day responsibilities and their achievements.

•   Reflect the scope and complexity of our executives’ respective roles.

•   Reflect current and historical levels of individual performance.

Salary levels based on an assessment of the following:

•   Level of responsibility.

•   Experience

•   Individual performance.

•   Future potential.

•   Salary level relative to market median.

•   Internal equity considerations.

Salary levels are reviewed annually and adjusted as appropriate.

Annual Incentive Awards	Motivate executives to attain and exceed annual financial business results leading to increased shareholder returns.

Target incentive opportunity expressed as a percentage of executive officer’s base salary, based on the following:

•   Responsibilities of the position.

•   Expected level of contribution.

•   Consideration of market data.

Actual payouts may be less than or equal to maximum potential payouts based on degree to which objectives are achieved.

Long-Term Incentive (“LTI”) Awards • Stock option and restricted stock unit awards provided annually	Stock options align executive officers’ interests with the interests of our shareholders. Restricted stock units provide a helpful way to attract and retain highly qualified executive officers.

Incentive opportunity based on the following:

•   Responsibilities of position.

•   Expected level of contribution.

•   Consideration of market data.

Stock options and restricted stock awards vest in three tranches (1/3 on each of the first three anniversary dates from the grant date.) Stock option awards must be exercised by the 10th anniversary of the grant date.

Pay Component	Purpose	Key Features

Broad-based Employee Benefits and Perquisites	Provide an overall compensation package that is competitive with those offered by companies with whom we compete for executive talent.

Participation in the 401(k) plan and health and welfare plans on same terms as all other employees.

Executive officers are provided the following additional benefits:

•     Annual use of one ATV, one ROV, and two snowmobiles. These products are for business and personal use and are returned to us each year. Once returned these units are sold at a slightly lower profit, but always above cost.

•     Supplemental life and disability insurance to provide a competitive death and disability benefit.

•     Reimbursement by the Company for the costs of annual financial planning and an annual physical examination, up to a maximum of $2,500 and $1,000 respectively.

Severance and Change in Control Arrangements

•     Attract and retain highly qualified executive officers.

•     Enable executive officers to evaluate potential transactions focused on shareholder interests.

•     Provide continuity of management. Provide a bridge to next professional opportunity in the event of an involuntary termination.

•     Double-trigger change in control severance arrangements.

•     Severance for termination by the company “without cause” or by the executive “for good reason.”

•     Non-compete and non-solicitation restrictions following termination of employment.

Determining Executive Compensation

The Process Followed by the Compensation and Human Resources Committee. The practice of the Compensation and Human Resources Committee is to meet in December and March of each year to: (i) establish the annual base salary and the annual incentive compensation opportunity for each of the executive officers for the upcoming fiscal year; (ii) determine long-term incentive awards and any other equity-based awards to be granted to executive officers for the upcoming fiscal year; and (iii) consider any plan changes for the upcoming fiscal year. During May and early June of each year, after audited financial results are available, the Compensation and Human Resources Committee meets to certify the annual incentive compensation to be paid to each executive officer based on the predetermined compensation plan and the actual financial results for the prior year.

When making individual compensation decisions for the executive officers, the Compensation and Human Resources Committee takes many factors into account. These factors include subjective and objective considerations of each individual’s skills, performance and level of contribution towards desired business objectives, our overall performance, retention concerns, the individual’s experience with us and in his or her current position, the recommendations of management, the individual’s current and historical compensation, the Compensation and Human Resources Committee’s compensation philosophy, and comparisons to other comparably situated executive officers. The Compensation and Human Resources Committee’s process utilizes input and analysis from a number of sources, including management, independent directors of the Board, the Compensation and Human Resources Committee’s independent compensation consultant, Towers Watson, and market studies and other comparative compensation information.

The Compensation and Human Resources Committee uses this information in conjunction with its own review of the various components of our executive compensation program to determine the base salary, annual incentive target and percentage of base salary, and long-term incentive awards for our executive officers.

Role of Executive Officers in Determining Compensation. The Compensation and Human Resources Committee meets annually with our CEO to review the performance of our other executive officers. The Compensation and Human Resources Committee also receives recommendations from our CEO, with the assistance of our Vice President-Human Resources (for executive officers other than himself), regarding base salary, annual incentive award targets and long-term incentive award amounts for all executive officers, excluding the CEO.

In determining the CEO’s compensation, the Compensation and Human Resources Committee considers comparative compensation information and input from Towers Watson and our Vice President-Human Resources and makes a recommendation to the Board of Directors for consideration and approval.

The Compensation and Human Resources Committee considers input from our CEO and the Vice President-Human Resources when developing and selecting metrics and performance objectives for our annual incentive plan.

Role of the Compensation Consultant. Towers Watson, a nationally recognized compensation consulting firm, provides the Compensation and Human Resources Committee with an annual compensation market analysis for our executive officers; makes recommendations on the executive pay programs; reviews, participates and comments on executive and board compensation matters; and provides updates on legal and other developments and trends in executive compensation.

The committee evaluated Towers Watson’s independence based on the six factors as guided by the SEC:

•	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other advisor

•

The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor

•	The policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest

•	Any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the compensation committee

•	Any stock of the Company owned by the compensation consultant, legal counsel or other advisor

•	Any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the advisor with an executive officer of the Company.

After reviewing these factors, the Compensation Committee confirmed that Towers Watson, was in fact independent.

In FY2013, Towers Watson was engaged by the Compensation and Human Resources Committee to provide market data for all of our executives, including our named executive officers. This market data is derived from the executive database within the Towers Watson Data Bank, which is a published compensation survey. The data in the compensation survey (there were 392 participating companies in the 2012 survey) is size adjusted, using a regression analysis, for our revenue size. The market data provided by Towers Watson is in aggregate form for each position in which our executive serves.

FY2013 Executive Compensation Programs

The elements of our executive compensation program include: base salary, annual incentive awards, long-term incentive awards, broad-based employee benefits, perquisites and severance and change-in—control arrangements. Each compensation component for the executive officers (excluding the CEO) is subject to the discretion of the Compensation and Human Resources Committee and is determined on an individual basis. The CEO’s compensation is reviewed by the Compensation and Human Resources Committee but subject to the discretion of the independent members of the Board of Directors. We believe that the total targeted compensation package provides a compensation package that is similar to those provided by comparable companies.

The Compensation and Human Resources Committee annually reviews competitive executive compensation data based upon a report compiled by Towers Watson. The Towers Watson report provides the Compensation and Human Resources Committee with market information at the 25th, 50th, and 75th percentiles for each executive officer position and pay component, and for total targeted direct compensation, and compares the actual and target compensation provided and intended to be provided to each executive officer to the market amounts. This market information is an important element reviewed by the Compensation and Human Resources Committee, which generally intends to target total compensation for our executive officers between the 85th percentile and 115th percentiles of the market median for comparable positions as set forth in the report. The Compensation and Human Resources Committee can and does, however, use discretion to adjust a component of pay, or total direct compensation generally, above or below these ranges to recognize the specific circumstances of individual executive officers.

Base Salary. In order to ensure our ability to attract and retain qualified executives, the Compensation and Human Resources Committee believes that base salary should generally be in the 85th percentile to 115th percentile of the market median for comparable positions as set forth in the report. Other factors considered by the Compensation and Human Resources Committee in setting annual base salary for each of our executive officers include the individual’s level of responsibility, experience and time in the position, performance in the prior year, future potential and internal equity considerations. The Compensation and Human Resources Committee reviews these factors each year and adjusts them accordingly to assure that we are appropriately rewarding performance.

For FY2013, the base salaries of NEOs were reviewed and increases were made effective on June 4, 2012. Mr. Jordan’s base salary for FY2013 was increased from $550,000 to $625,000, a 13.6% increase. Effective April 1, 2012 his annual incentive award at target increased from 60% to 75%. Mr. Delmore’s base salary for

FY2013 was increased from $275,000 to $305,000, a 10.9% increase. His annual incentive award at target remained at 50%. Mr. Darling’s base salary for FY2013 was increased from $220,000 to $244,000, a 10.9% increase. His annual incentive award at target remained at 35%. Ms. Walker’s base salary was increased from $225,000 to $230,000, a 2.2% increase. Her annual incentive award at target remained at 45%. Mr. Fisher’s base salary was $245,000 and his annual incentive award at target was 35% in his first year as a NEO.

Annual Incentive Awards. The Compensation and Human Resources Committee believes that placing a meaningful portion of an executive’s overall compensation at total risk, based on our net earnings and net sales, is the best way to focus attention on our short and intermediate-term goals and encourage high levels of performance from each executive. The Compensation and Human Resources Committee also believes that a greater percentage of total compensation should be at risk as an executive’s responsibility increases.

Method of Calculating FY2013 Annual Incentive Pay. Each NEO has a total annual incentive payout expressed as a percentage of base salary. In FY2013, 70% of the annual incentive award was based on net income performance and 30% was based on net sales performance. Payouts can range from 0% to 200% based on net income and net sales performance versus their respective targets. Payout below threshold performance is at 0%. To receive any payout for net sales performance, a minimum net income performance level must be attained. Performance above threshold is payable according to the chart below:

	Total Annual Incentive as a % of Base Salary at Target Performance	Annual Incentive at Net Income Target Performance (70% Weighting)	Payout as a % of Base Salary at Threshold (80% of target performance)	Payout as a % of Base Salary at Target	Payout as a % of Base Salary at Maximum (120% of target performance)	Annual Incentive at Net Sales Target Performance (30% Weighting)	Payout as a % of Base Salary at Threshold (80% of target performance)	Payout as a % of Base Salary at Target	Payout as a % of Base Salary at Maximum (120% of target performance)
Mr. Jordan	75%	52.5%	26.25%	52.5%	105%	22.5%	11.25%	22.5%	45%
Mr. Delmore	50%	35%	17.5%	35%	70%	15%	7.5%	15%	30%
Mr. Darling	35%	24.5%	12.25%	24.5%	49%	10.5%	5.25%	10.5%	21%
Ms. Walker	45%	31.5%	15.75%	31.5%	63%	13.5%	6.75%	13.5%	27%
Mr. Fisher	35%	24.5%	12.25%	24.5%	49%	10.5%	5.25%	10.5%	21%

Below is a chart that shows annual incentive payout at key net income and net sales performance levels versus FY2013 actual performance:

	Metric Weighting	Below Threshold	Threshold (80% of target performance)	Target	Maximum (120% of target performance)	FY2013 Actual Performance
Net Income	70%	$28,017,600 and below	Over $28,017,600	$35,022,000	$42,026,400 and above	$39,745,000

Payout as a % Of Target Award		0%	50%	100%	200% (Incentive is capped at 200%)	167.4%

Net Sales*	30%	$619,055,150 and below	Over $619,055,150	$651,637,000	$684,218,850 and above	$671,588,000

Payout as a % of Target Award		0%	50%	100%	200% (Incentive is capped at 200%)	161.2%

*	To receive a payout on the Net Sales Metric, net income must have been at a minimum of $17,511,000, which occurred in FY2013.

Discussion on Results and FY2013 Payout of the Annual Incentive: In FY2013, on the net income target, we delivered $39.7 million in net income (vs. $29.9 million the prior year). On the net sales target, we delivered $671.6 million in net sales (vs. $585.3 million the prior year). These net income and net sales performance levels delivered 167.4% and 161.2% of target payout, respectively.

Long-term Incentive Awards. In FY2013, we granted long-term incentive (“LTI”) awards in a value mix of 75% stock options and 25% restricted stock units (“RSUs”).

Effective April 2, 2012, NEOs received stock options exercisable at and RSUs valued at the Fair Market Value of the Company’s common stock on the grant date of April 1, 2012, each option and RSU vesting over three years, for the number of shares indicated: Mr. Jordan, 26,761 options and 4,282 RSUs; Mr. Delmore, 10,704 options and 1,713 RSUs; Mr. Darling, 7,136 options and 1,142 RSUs; Ms. Walker, 4,817 options and 771 RSUs; and Mr. Fisher, 4,995 options and 799 RSUs.

Long-Term Incentives. Aligning the interests of management with those of shareholders is accomplished through longer term incentives directly related to the improvement of long-term shareholder value. The Compensation and Human Resources Committee believes this is accomplished with the award of stock options and restricted stock unit awards. For the NEOs, a combination of stock options and RSUs valued at amounts designed to bring total executive compensation generally in line with median market levels are awarded annually and vest over three years. In determining the size of LTI grants to the NEOs, the Compensation and Human Resources Committee considers similar awards to individuals holding comparable positions in the market.

Stock Option Awards. We do not backdate stock options or grant options retroactively. In addition, we do coordinate grants of options so that they are made before announcement of favorable information, or after announcement of unfavorable information. Our stock options are granted at fair market value at the beginning of the fiscal year, with all required approvals obtained in advance or on the actual grant date. Executive officers are awarded stock options with an exercise price equal to the fair market value of our Common Stock on the date of grant. Our general practice is to grant options only on the annual grant date. In some cases, newly hired or promoted executives that are eligible to receive options receive their award of stock options on the date of their hire or promotion. Stock options granted to executive officers, including the named executive officers, vest in equal installments on the first, second, and third anniversaries of the grant date and expire ten years from the grant date.

In FY2013, the Compensation and Human Resources Committee made the annual grants of stock options described in the Summary Compensation Table to the named executive officers. The Compensation and Human Resources Committee was comprised of members who were all outside directors under applicable rules of the Internal Revenue Code of 1986, as amended (the “Code”).

Stock options have value for the executive officers only if the price of our stock appreciates in value from the date of grant. Shareholders also benefit from such stock price appreciation. The Compensation and Human Resources Committee believes that stock options encourage and reward effective management which, in turn, results in the long-term financial success as measured by stock price appreciation. In addition, the Compensation and Human Resources Committee believes that equity-based compensation ensures that our executive officers have a continuing stake in our long-term success.

The Compensation and Human Resources Committee believes that significant long-term incentives are critical to assuring that executive and shareholder interests are aligned and expects executives to acquire ownership over time. The Compensation and Human Resources Committee also believes that stock ownership should increase as responsibility level increases within the Company. In FY2012, we established stock ownership guidelines for our executive officers.

Broad-Based Employee Benefit Plans. We maintain certain broad-based employee benefit plans in which our executive officers, including the NEOs, have been permitted to participate, including retirement, life, and health insurance plans. Our retirement plan is a 401(k) plan which allows all eligible employees to make pre-tax contributions. Prior to April 1, 2009, we matched employee contributions in an amount equal to the employee’s contribution, up to a maximum of 3% of the employee’s cash compensation. The Company match was suspended as of April 1, 2009. In FY2012, the Company made a discretionary 1.5% contribution to the 401(k) plan for eligible employees, excluding executive officers. In FY2013, the company made a discretionary 2% contribution to the 401(k) plan for all eligible employees, including executives (capped at $245,000 of eligible earnings). A regular payroll 2% match was reinstituted in June 2012 for all eligible participants and is also capped at the “eligible earnings” limit.

Perquisites. Executive officers are provided annual use of one ATV, one ROV, and two snowmobiles. These products are for business and personal use and are returned to us each year. We provide executive officers with the use of the ATV, ROV, and snowmobiles because the Compensation and Human Resources Committee believes that knowledge of and familiarity with our products is an important aspect of the executive officers’ jobs. We sell the returned products to dealers and employees for an amount greater than our cost. Income for the executive officers is not grossed up to pay for the associated taxes on the value of the products.

Executive officers also receive supplemental life and disability insurance to provide a competitive death and disability benefit. Income for the executive officers is not grossed up to pay for the associated tax liability on the insurance. Additionally, executive officers are reimbursed by the Company for the costs of annual financial planning and an annual physical examination, up to a maximum of $2,500 and $1,000 respectively. The reimbursements are considered taxable income to the executive.

Severance Arrangements. We have severance arrangements in place with our executive officers as a component of each executive officer’s respective employment agreement that are designed to attract and retain highly qualified executive officers, and we have change-in-control agreements (as outlined below) that are designed to provide for continuity of management in the event of an actual or threatened change in control of the Company. The employment agreement severance arrangements provide that each executive officer has specific rights and receives specified severance pay and related benefits if the executive officer is terminated without “cause” or voluntarily terminates his or her employment for “good reason,” each as defined in the respective employment agreements, and complies with certain confidentiality, non-solicitation and release of claims conditions. Additional information regarding these severance arrangements is provided in the section of this Proxy Statement entitled, “Potential Payments Upon Termination or Change-in-Control.”

Under each executive officer’s respective Change-in-Control (CIC) agreement, if the executive officer is terminated other than for “cause” or “disability,” or the executive voluntarily terminates his or her employment for “good reason,” all as defined in each respective CIC agreement, following a change-in-control of the Company (as defined in the CIC agreement), then the executive officer is entitled to certain severance payments and continued welfare benefits, among other benefits. The CIC agreements provide for certain lesser benefits in the event of other post-CIC terminations. In FY2013, the Compensation and Human Resources Committee enlisted the assistance of Towers Watson to review our CIC agreements for market competiveness and an understanding of prevailing market practices. In December 2012, we gave formal notice to our executives that the CIC agreements in place would be terminated effective December 31, 2013 and that new agreements would be in effect by January 1, 2014. The major change being implemented with the new agreements will relate to the determination of income when determining severance payments and will be based solely on a multiple of “annual salary and bonus at target” and will not include deemed compensation from the exercise of stock options. New agreements will be presented to our executives with an effective date of January 1, 2014.

Clawback. It is the Board’s policy that the Compensation and Human Resources Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash incentive compensation paid to the NEOs and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently adversely adjusted as a result of a restatement of our financial statements. Where applicable, we will seek to recover any amount determined to have been inappropriately received by an executive officer. This situation has never occurred in our history.

Tax Deductibility of Pay. Section 162(m) of the Code imposes a $1 million limit on the amount that we may deduct for compensation paid to our Chief Executive Officer or any of our three other most highly compensated executive officers (other than the CEO and CFO) that are employed as of the end of the fiscal year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. “Qualifying performance-based” compensation is compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the shareholders. We believe that all compensation paid under our executive compensation programs for FY2013 will be fully deductible for federal income tax purposes.

Consideration of Compensation-Related Risks. In connection with its oversight of compensation-related risks, the Compensation and Human Resources Committee annually evaluates whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. For FY2013, the Compensation and Human Resources Committee evaluated the current risk profile of our compensation policies and programs for all of our employees, with particular emphasis on annual and long-term incentive compensation. In its evaluation, the Compensation and Human Resources Committee reviewed our executive compensation structure, identified important business risks that could materially affect the Company, and assessed how we managed or mitigated these risks in the design of our compensation structure. The Compensation and Human Resources Committee also considered the ability of our executive officers and other employees to affect changes in their incentive compensation that could create risk for the Company. Based on this evaluation, the Compensation and Human Resources Committee determined that its compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on the Company.

FY2014 Executive Compensation Programs

NEO Compensation, in general. In the past two fiscal years, we have made progress in raising individual executive officer compensation closer to the market median of comparable companies. We feel that that this is of primary importance from both an attraction and retention perspective as the executive team continues to drive the business toward consistently higher sales and profitability.

Base Salary. The base salary of NEOs is reviewed and any increases are typically made effective in June of each fiscal year. Effective June 2013, the base salary for each NEO is as follows: Mr. Jordan, $643,750 (3% increase); Mr. Delmore, $360,000 (18% increase); Mr. Darling, $264,000 (8% increase); and Mr. Fisher, $252,000 (3% increase). Ms. Walker did not receive a base salary increase for fiscal 2014 (“FY2014”) due to her announced retirement. Both Mr. Delmore and Mr. Darling received above average increases to bring them closer in-line with the market median. Mr. Jordan and Mr. Fisher’s base salary increases were more in line with the market median base increase.

Annual Incentive Plan. In FY2014, the annual incentive plan will contain two metrics: net sales and net income. As in FY2013, 30% of the executive’s annual incentive will be based on growing net sales and 70% will be based on growing net income. Annual incentive awards are established and expressed as a percentage of base salary. Mr. Jordan’s annual incentive award increased from 75% to 100% on April 1, 2013. Mr. Darling and Mr. Fisher’s annual incentive opportunity increased from 35% to 40%. Mr. Delmore’s annual incentive opportunity remained the same as the prior year.

To receive a target annual incentive payout, net income would need to increase 13.5% and net sales would need to increase 15.3% over FY2013 results.

Long-term Incentive Awards. Effective April 1, 2013, NEOs received stock options exercisable at the fair market value of the Company’s common stock on April 1, 2013 and RSUs, with each option and RSU vesting over three years, for the number of shares indicated: Mr. Jordan, 42,115 options and 5,615 RSUs; Mr. Delmore, 12,648 options and 1,686 RSUs; Mr. Darling, 8,068 options and 1,075 RSUs; and Mr. Fisher, 5,321 options and 709 RSUs. Ms. Walker did not receive long-term incentive awards due to her announced retirement.

Adjustment to NEO Stock Ownership Plan. In April 2011, we implemented stock ownership guidelines for all of our executive officers. Our original approach was to require executive officers to hold a fixed share amount of Company stock by five years from the implementation date of the guidelines, or five years as a Company executive officer for those individuals named as executive officers after the implementation date.

In FY2013, due to the almost threefold increase of our share price since the implementation date and our subsequent practice of granting a reduced number of shares as such share price rose, we have modified our stock ownership guidelines from holding a fixed share amount to the more prevailing market practice of each NEO holding a specified multiple of base pay. The guidelines are driven by the following objectives:

•	Align management and shareholder interests.

•	Encourage growth in shareholder value.

•	Be consistent with corporate governance best practices.

•	Ensure stock exposure via stock options is balanced with direct ownership.

•	Mitigate the potential for participants to unduly benefit from a short-term spike in price.

Executive officers now have a guideline for obtaining common stock equal to the following multiple of base pay by April 2016:

NEO Stock Ownership Guideline

Mr. Jordan	5X base salary
Mr. Delmore	3X base salary
Mr. Darling	3X base salary
Mr. Fisher	2X base salary

Shares counted toward the guideline include shares owned (including in a 401(k), unvested restricted or deferred stock and vested in-the-money stock options (less exercise costs)). Unvested stock options and out-of-the-money stock options do not count toward the guideline. As of end of FY2013, all NEOs met the stock ownership guidelines and it is anticipated that all NEOs will continue to meet the stock ownership guidelines.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committee of the Board has reviewed and discussed with management this Compensation Discussion and Analysis. Based on its review and discussions, the Compensation Committee recommended that the Board include the Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE

COMPENSATION AND HUMAN RESOURCES COMMITTEE

OF THE BOARD

D. Christian Koch (Chair)	Kenneth J. Roering
Stanley A. Askren	Joseph F. Puishys

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table summarizes the total compensation paid in fiscal 2013, 2012 and 2011 to or earned by our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers whose compensation exceeded $100,000 for fiscal 2013. These individuals are referred to throughout this Proxy Statement as the “NEOs” or “named executive officers.” For a discussion of the amount of base salary, annual incentives and long-term incentive awards in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

2013 Summary Compensation Table

Name and Principal Position	Year	Base Salary ($)	Restricted Stock Unit (RSU) Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Claude J. Jordan Chairman, President and Chief Executive Officer	2013 2012 2011	593,703 530,735 441,275	187,509 157,495 —	635,306 474,266 639,912	776,111 660,000 228,125	18,316 10,611 10,816	2,210,945 1,833,107 1,320,128

Timothy C. Delmore Chief Financial Officer and Secretary	2013 2012 2011	284,315 266,967 260,901	75,012 63,001 —	254,113 189,705 317,513	252,495 275,000 132,500	15,492 6,302 6,423	881,427 800,975 717,337

Mary Ellen Walker Vice President—General Manager, Parts, Garments and Accessories(4)	2013 2012 2011	215,840 219,086 222,225	33,762 33,243 —	114,356 100,121 212,760	171,365 202,500 101,250	13,295 5,914 6,027	548,618 560,864 542,262

Bradley D. Darling(5) Vice President—General Manager, Snowmobile	2013 2012	229,355 216,276	50,008 44,755	169,409 134,750	141,397 154,000	10,491 1,128	600,660 550,909

Paul A. Fisher(6) Vice President—Operations	2013	227,633	34,988	118,581	141,977	16,502	539,681

(1)	These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation-Stock Compensation, for stock-based incentive awards granted under our 2007 Omnibus Plan during fiscal 2013, 2012 and 2011. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. Any performance-based awards included in these amounts have been valued based on the probable outcome of the performance condition(s) as of the grant date. For assumptions used in the valuation of such awards, see Note A to the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2013. For further information on these awards, see the “Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2013” table included in this Proxy Statement.
(2)	Amounts reflect annual cash incentive awards based on corporate and individual performance. The awards are further described in “Discussion on Results and FY2013 Payout of the Annual Incentive” of the “Compensation Discussion and Analysis” section of this Proxy Statement.

(3)	Includes the value of Company contributions to the named executive officer’s 401(k) retirement plan account, the value of Company payments to life insurance policies, and the value of certain perquisites including: financial planning; the aggregate incremental cost to Arctic Cat of providing certain Arctic Cat products to our named executive officers at no cost; and group life, long-term disability and medical coverage not provided generally to all employees. Certain of these items of compensation are described in further detail under the “Perquisites” section of the “Compensation Discussion and Analysis” of this Proxy Statement.
(4)	Ms. Walker retired from her position at the Company effective May 31, 2013.
(5)	Mr. Darling was a named executive officer for the first time in fiscal 2012. As permitted by the SEC’s rules, only information relating to Mr. Darling’s compensation for the fiscal years during which he was a named executive officer is disclosed in the Summary Compensation Table and other compensation tables.
(6)	Mr. Fisher was a named executive officer for the first time in fiscal 2013. As permitted by the SEC’s rules, only information relating to Mr. Fisher’s compensation for the fiscal years during which he was a named executive officer is disclosed in the Summary Compensation Table and other compensation tables.

Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2013

All stock options and restricted stock unit awards granted to each of the named executive officers were made under the Company’s 2007 Omnibus Plan. The stock options have an exercise price equal to the closing market price of the underlying security on the date of grant. In addition, the grant date is a date subsequent to the date the grant was approved by the Compensation and Human Resources Committee. The stock options granted to the named executive officers in fiscal 2013 vest in equal installments on the first, second and third anniversaries of the grant date and expire ten years from the grant date. There has been no repricing or other material modification of the stock options granted to the named executive officers during the last fiscal year. The restricted stock units vest in three equal annual installments beginning April 2, 2013. Vesting of the restricted stock units may be delayed at the election of the reporting person. Each restricted stock unit represents a contingent right to receive one share of the Company’s Common Stock.

For a discussion of the amount of base salary and incentive compensation in proportion to total compensation, as well as other material factors related to summary compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The following table summarizes estimated future payouts under non-equity incentive plan awards and grants of equity awards to each of the named executive officers during fiscal 2013:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Threshold ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)
Claude J. Jordan	4/2/2012 4/2/2012				4,282	26,761	43.79 43.79	635,306 187,509
	N/A	234,375	468,750	937,500

Timothy C. Delmore	4/2/2012 4/2/2012				1,713	10,704	43.79 43.79	254,113 75,012
	N/A	76,250	152,500	305,000

Mary Ellen Walker	4/2/2012 4/2/2012				771	4,817	43.79 43.79	114,356 33,762
	N/A	51,750	103,500	207,000

Bradley D. Darling	4/2/2012 4/2/2012 N/A	42,700	85,400	170,800	1,142	7,136	43.79 43.79	169,409 50,008

Paul A. Fisher	4/2/2012 4/2/2012 N/A	42,875	85,750	171,500	799	4,995	43.79 43.79	118,581 34,988

(1)	Represents restricted stock units that vest in three equal annual installments beginning April 2, 2013.
(2)	Closing price of our common stock on the grant date.

Outstanding Equity Awards At March 31, 2013

The following table provides a summary of equity awards outstanding for each of the named executive officers as of the end of fiscal 2013:

OPTION/SSAR AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options/ SSARs (#) Exercisable	Number of Securities Underlying Unexercised Options/ SSARs (#) Unexercisable		Option/ SSAR Exercise Price ($)	Option/ SSAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Claude J. Jordan		26,761	(1)	43.79	4/2/2022	10,940	478,078
	27,743	55,485	(1)	15.77	4/1/2021
	3,534	1,766	(1)	14.68	1/1/2021
	105,000			10.79	4/1/2020
	35,560			6.26	8/6/2019
	70,000			9.88	8/25/2018

Timothy C. Delmore		10,704	(1)	43.79	4/2/2022	4,376	191,231
	11	22,194	(1)(2)	15.77	4/1/2021
	17,502			10.79	4/1/2020

Mary Ellen Walker		4,817	(1)	43.79	4/2/2022	2,176	95,091
	6	11,713	(1)(2)	15.77	4/1/2021
	24	11,366	(1)(2)	10.79	4/1/2020
	48			6.26	8/6/2019

Bradley D. Darling		7,136	(1)	43.79	4/2/2022	3,034	132,586
	7,883	15,764	(1)	15.77	4/1/2021
	5,667	2,833	(1)	14.68	1/1/2021
	4,000			6.26	8/6/2014

Paul A. Fisher		4,995	(1)	43.79	4/2/2022	2,067	90,328
	2,114	10,569	(1)	15.77	4/1/2021

(1)	Becomes exercisable with respect to one-third of the shares of Common Stock subject to the option on each anniversary of the grant date, beginning one year from the date of grant.
(2)	Represents remaining option exercisable in future fiscal years after partial exercise during FY 2013.

Option Exercises and Stock Vested for Fiscal Year Ended March 31, 2013

The following table provides information concerning the aggregate number of stock options and SSARs exercised and shares of stock or stock units that vested for each of our named executive officers during fiscal 2013, and the aggregate dollar value realized by each of our named executive officers upon such exercise or vesting.

	Option/SSAR Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Claude J. Jordan	93,218	(2)	3,391,919	(2)	3,329	145,777	(3)
Timothy C. Delmore	46,162	(4)	1,660,980	(4)	1,332	58,328	(3)
Mary Ellen Walker	28,524	(5)	984,767	(5)	703	30,784	(3)
Bradley D. Darling	—		—		946	41,425	(3)
Paul A. Fisher	3,170	(6)	75,224	(6)	634	27,763	(3)

(1)	Amounts shown in this column are based on the difference between the fair market value of a share of our Common Stock at the time of exercise and the exercise price.
(2)	Represents the acquisition of 23,778 SSARs at an exercise price of $11.05, and the sale of 23,778 of shares of Common Stock acquired upon the exercise of the related SSARs at market share prices of $43.71 and $44.78 per share. Also represents the exercise of stock options to purchase 69,440 shares of our Common Stock. The stock option exercised by Mr. Jordan was granted on August 6, 2009, and had an exercise price of $6.26.
(3)	Amounts in this column are based on the $43.79 fair market value of a share of our Common Stock on April 2, 2012.
(4)	Represents the exercise of stock options to purchase 46,162 shares of our Common Stock and the value realized at the time of exercise. The stock options exercised by Mr. Delmore were granted between August 6, 2009, and April 1, 2011, and had exercise prices between $6.26 and $15.77.
(5)	Represents the exercise of stock options to purchase 28,524 shares of our Common Stock and the value realized at the time of exercise. The stock options exercised by Ms. Walker were granted between August 6, 2009, and April 1, 2011, and had exercise prices between $6.26 and $15.77.
(6)	Represents the exercise of stock options to purchase 3,170 shares of our Common Stock and the value realized at the time of exercise. The stock options exercised by Mr. Fisher were granted April 1, 2011, and had an exercise price of $15.77.

Potential Payments Upon Termination or Change-in-Control

We have entered into change-in-control agreements with each of our executive officers, including the named executive officers, which provide, among other things, for a lump-sum cash severance payment to each executive officer equal to approximately three times the executive’s average annual compensation over the preceding five calendar years plus certain fringe benefits under certain circumstances following a “change in control” of the Company. Such payments allow the Company to ensure that management remains in place and effectively functions in the event of a proposed change in Company ownership. In general, a “change in control” would occur when there has been any change in control required to be reported in our proxy statement, when 20% or more of our outstanding voting stock is acquired by any person, when current members of the Board or their successors elected or nominated by such members cease to constitute at least 75% of the Board, when we merge or consolidate with or sell substantially all our assets to any person or entity or when our shareholders approve a plan of liquidation or dissolution of the Company. Pursuant to these agreements, if a “change in control” had occurred on March 31, 2013 and the executive officer’s employment was terminated by the executive for “good reason” (as defined in the respective change in control agreements) or by us for other than “cause” (as defined in the respective change in control agreements) or disability, the named executive officers would have received the amounts indicated, which includes deemed compensation during the preceding five years from the exercise of stock options and a reasonable estimate of the cost of life, disability, accident and health insurance benefits required to be provided by us for the 36-month period following such termination: Mr. Jordan, $5,184,738; Mr. Delmore, $6,430,106; Ms. Walker, $2,572,918; Mr. Darling, $1,387,186; and Mr. Fisher $1,371,875.

In addition, under the change in control agreements, if an executive officer fails to perform his or her duties due to disability, then we will pay to the executive officer his or her base salary at the rate in effect at the commencement of the period of such disability plus a pro rata portion of an amount equal to the yearend bonus for the fiscal year immediately preceding the change in control, until such time as the executive officer is determined to be eligible for long-term disability benefits in accordance with our insurance programs.

We have also entered into employment agreements with each of our executive officers, including the named executive officers, pursuant to which they will receive upon termination of employment, by us for other than “cause” or by the executive officer for “good reason” (each as defined in the respective employment agreements) for a 12-month period, (i) an amount equal to their average annual base salary over the three-year period immediately preceding the date of termination, and (ii) the employee benefits received prior to termination. To be eligible for such severance benefits, the executive officer must executed a release of claims against us and comply with certain non-solicitation, non-competition and confidentiality obligations as set forth in the respective employment agreements. If the named executive officers had been terminated on March 31, 2013 for a reason other than cause, they would have received the following amounts pursuant to the employment agreements: Mr. Jordan, $535,152; Mr. Delmore, $280,133; Ms. Walker, $227,462; Mr. Darling, $228,625; and Mr. Fisher $237,978.

The following table summarizes the amounts payable to the named executive officers following a termination of employment on March 31, 2013 under each of the above triggering events:

Name	Involuntary (Not for “Cause” or “Disability”) or for Good Reason Following Change in Control ($)	Involuntary (Not for “Cause”) or for Good Reason ($)
Claude J. Jordan	5,184,738	535,152
Timothy C. Delmore	6,430,106	280,133
Mary Ellen Walker	2,572,918	227,462
Bradley D. Darling	1,387,186	228,625
Paul A. Fisher	1,371,875	237,978

PROPOSAL 2

APPROVAL OF THE ARCTIC CAT INC 2013 OMNIBUS PLAN

General Information

On June 18, 2013, the Board approved, subject to shareholder approval, the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan (the “2013 Omnibus Plan”). The purpose of the 2013 Omnibus Plan is to promote the interests of Arctic Cat and our shareholders by aiding us in attracting and retaining executives, other key employees, consultants and directors who contribute to the Company’s success, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

We currently award equity and non-equity incentives under the 2007 Omnibus Stock and Incentive Plan (the “2007 Omnibus Plan”). As of June 11, 2013, we had an aggregate of 930,848 shares remaining available for future awards under the 2007 Omnibus Plan. Our Board of Directors has determined that no further awards will be made pursuant to the 2007 Omnibus Plan upon shareholder approval of the 2013 Omnibus Plan.

The following table indicates the equity awards granted by us under the 2007 Omnibus Plan for the fiscal years ended March 31,

	2013	2012	2011
Options Granted	72,532	254,295	528,644
Full-Value Shares Granted	23,809	69,005	78,500
Weighted-Average Common Shares Outstanding for Year	13,155,000	16,721,000	18,232,000

The following table presents the issued but unexercised stock options and SSARs under the 2007 Omnibus Plan as of May 30, 2013.

	Outstanding Options	Weighted Avg. Exercise Price	Weighted Avg. Remaining Term
Stock Options and SSARs not entitled to dividends or dividend equivalent rights	1,106,859	$19.82	6.02 yrs
Stock Options and SSARs entitled to dividends or dividend equivalent rights	0	—	—

As of May 30, 2013, we had 96,187 full-value awards outstanding under the 2007 Omnibus Plan.

Summary of the 2013 Omnibus Plan

A general description of the 2013 Omnibus Plan is set forth below, but this description is qualified in its entirety by reference to the full text of the 2013 Omnibus Plan, a copy of which is attached as Appendix A to this proxy statement.

Administration

The Compensation and Human Resources Committee, or any other committee designated by the Board of Directors, will administer the 2013 Omnibus Plan and will have full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2013 Omnibus Plan. Subject to the provisions of the 2013 Omnibus Plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The committee has authority to interpret the 2013 Omnibus Plan, and establish rules and regulations for the administration of the 2013 Omnibus Plan. In addition, the Board may, at any time and from time to time, exercise the powers and duties of the committee under the 2013 Omnibus Plan without further action of the committee.

Eligible Persons

Any employee, officer, consultant, advisor or director providing services to us or any of our subsidiaries who is selected by the committee is eligible to receive an award under the 2013 Omnibus Plan. An eligible person must be a natural person. While we have approximately 1,500 total employees, officers and directors, as a practical matter only about 250 non-officer employees, six executive officers and seven non-employee directors are eligible for award consideration.

Shares Available For Awards

•

The aggregate number of shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”) that may be issued under the 2013 Omnibus Plan will be 1,100,000. Certain awards under the 2013 Omnibus Plan are subject to limitations on the number of shares that may be awarded.

•

No eligible person may be granted awards under the 2013 Omnibus Plan in any calendar year for more than five hundred thousand (500,000) shares in the aggregate, the value of which is based solely on an increase in the value of our Common Stock after the date of grant of the award.

•

The maximum amount payable pursuant to all performance awards to any person in the aggregate in any calendar year shall be seven million five hundred thousand dollars ($7,500,000) in value, whether payable in cash, shares or other property, based on the value at the time the award is made.

The committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to equalize the fair value of the awards before and after the transaction.

If an award terminates or is forfeited or cancelled without the issuance of shares, or if any shares covered by an award or to which an award relates are not issued for any other reason, then the shares previously set aside for such awards shall again be available for future awards under the 2013 Omnibus Plan.

Types of Awards and Terms and Conditions

The 2013 Omnibus Plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	performance awards of cash or stock;

•	other stock awards; and

•	dividends and dividend equivalents.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2013 Omnibus Plan or any other compensation plan, provided that any SAR that is part of an incentive stock option must be granted only at the time of the grant of the incentive stock option. Awards can be granted for no cash consideration, or for cash or other consideration as determined by the committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our Common Stock or other securities, or property, or any combination of these in a single payment, installments or on a deferred basis. The term of awards will not be longer than 10 years.

Stock Options. The holder of an option will be entitled to purchase a number of shares of our Common Stock at a specified exercise price during a specified time period, all as determined by the committee. The option exercise price may be payable either in cash or, at the discretion of the committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price. The option price per share under any stock option may not be less than the fair market value on the date of grant of such option except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Internal Revenue Code of 1986 (the “Code”)) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary and an incentive stock option is granted to such employee, the option price shall be no less than 110% of the fair market value on the date the option is granted and the term of such option will not be longer than five years from the date of the grant. Determinations of fair market value under the 2013 Omnibus Plan will be made in accordance with Section 422 of the Code or any successor provision and any applicable Treasury Department regulations.

Stock Appreciation Rights. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, in the committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our Common Stock over the grant price of the SAR as determined by the committee. SARs vest and become exercisable in accordance with a vesting schedule established by the committee. No SAR will be exercisable after 10 years from its date of grant.

Restricted Stock and Restricted Stock Units. The holder of restricted stock will own shares of our Common Stock subject to restrictions imposed by the committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. In the case of restricted stock units, no shares will be issued at the time such awards are granted. Shares will be issued and delivered to the holder upon the lapse or waiver of restrictions and the restricted period relating to the award.

Performance Awards. Performance awards granted under the 2013 Omnibus Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance awards give participants the right to receive payments in cash or stock based solely upon the achievement of certain performance goals during a specified performance period. The committee will determine the performance goals to be achieved during any performance period, the length of a performance period, the amount of any performance award granted, the amount of any payment or transfer to be made pursuant to any performance award and any other terms and conditions of any performance award.

Other Stock Awards. The committee may grant unrestricted shares of our Common Stock, subject to terms and conditions determined by the committee and the 2013 Omnibus Plan limitations.

Dividend and Dividend Equivalents. The committee may grant dividends and dividend equivalents, subject to terms and conditions determined by the committee. In no event may dividends or dividend equivalents be paid on options, SARs, unvested restricted stock units or unvested performance awards.

Duration, Termination and Amendment. Unless discontinued or terminated by the Board, the 2013 Omnibus Plan will expire on June 17, 2023. No awards may be made after that date. However, any award granted under the 2013 Omnibus Plan prior to expiration may extend beyond the end of such period through the award’s normal expiration date.

The Board may amend, alter or discontinue the 2013 Omnibus Plan at any time, although shareholder approval must be obtained for any action that would, absent such approval, cause the 2013 Omnibus Plan to no longer comply with Rule 16b-3, Section 422 of the Code or any other regulatory requirements or which would result in a repricing of any award already granted. The Board may not impair the rights of any individual award recipient without the consent of such award recipient.

Effect of a Change in Control

Except as otherwise provided in an award, awards that are not assumed or substituted immediately vest and become exercisable and any restrictions thereon shall lapse upon the occurrence of a change in control as defined in the 2013 Omnibus Plan, except that awards based on performance criteria where the performance period has not yet closed at the time of a change in control will not automatically accelerate. The committee may require options be exercised prior to the change in control, may pay cash or other securities to cancel awards in connection with the change in control, or may provide for the successor to substitute its stock for outstanding awards.

Transferability of Awards

Unless otherwise provided by the terms of the 2013 Omnibus Plan, awards may only be transferred by will or by the laws of descent and distribution.

Tax Consequences

Grant of Options and SARs. The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our Common Stock acquired on the date of exercise over the exercise price. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise). Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our Common Stock received are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs. The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs. As to other awards granted under the 2013 Omnibus Plan that are payable either in cash or shares of our Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award.

As to an award that is payable in shares of our Common Stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (a) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (b) the amount (if any) paid for the shares by the holder.

Income Tax Deduction. Subject to the usual rules concerning reasonable compensation, and assuming that, as expected, performance awards paid under the 2013 Omnibus Plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2013 Omnibus Plan.

New Plan Benefits

No benefits or amounts have been granted, awarded or received under the 2013 Omnibus Plan. The committee in its sole discretion will determine the number and types of awards that will be granted. Thus, it is not possible to determine the benefits that will be received by eligible participants if the 2013 Omnibus Plan were to be approved by the shareholders. The closing price of a share of our Common Stock as reported on The NASDAQ Stock Market on June 17, 2013 was $46.56.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE ARCTIC CAT INC. 2013 OMNIBUS STOCK AND INCENTIVE PLAN.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

Grant Thornton LLP, an independent registered public accounting firm, was our independent registered public accounting firm for fiscal 2013, and the Audit Committee has selected Grant Thornton LLP to serve as our independent registered public accounting firm for fiscal 2014. Grant Thornton LLP has served as our independent registered public accounting firm since 1990. A representative of Grant Thornton LLP is expected to attend the Annual Meeting. The representative will be able to make a statement if the representative desires to do so and will be available to respond to appropriate questions. Consistent with our Audit Committee Charter, the requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations of the SEC and The NASDAQ Stock Market, the ratification of the appointment of an independent registered public accounting firm by the shareholders will in no manner impinge upon or detract from the authority and power of the Audit Committee to appoint, retain, oversee and, if necessary, disengage the independent registered public accounting firm.

Audit and Non-audit Fees

The following table presents fees for professional services performed by Grant Thornton LLP for the annual audit of our consolidated financial statements for the fiscal years ended March 31, 2013 and 2012 and fees billed for other services provided by Grant Thornton LLP during the fiscal years ended March 31, 2013 and 2012:

	2013	2012
Audit Fees(1)	$548,000	$440,000
Tax Fees(2)	209,000	192,000
All Other Fees(3)	118,000	138,000

Total	$875,000	$770,000

(1)	Consists of audit work performed in preparation of the annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and compliance with the requirements of Section 404 of the Sarbanes-Oxley Act.
(2)	Consists of fees and expenses for services related to tax compliance, tax advice and tax planning.
(3)	Consists of fees and expenses for services related to miscellaneous tax projects.

The Audit Committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to require pre-approval of all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the firm’s independence. In addition, the Audit Committee has delegated authority to grant certain pre-approvals to the Audit Committee Chair. Pre-approvals granted by the Audit Committee Chair are reported to the full Audit Committee at its next regularly scheduled meeting.

The Audit Committee pre-approved all of the audit and permissible non-audit services performed by Grant Thornton LLP during fiscal 2013 and 2012.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is comprised of three independent directors and operates under a written charter adopted by the Board, which can be viewed on our website located at www.arcticcat.com (select the “Investors” link and then the “Corporate Governance” link). Management is responsible for our consolidated financial statements and financial reporting process, including systems of internal control. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and expressing opinions as to their conformity with accounting standards generally accepted in the United States and on management’s assessment of the effectiveness of our internal control over financial reporting. In addition, Grant Thornton LLP will express its own opinion on the effectiveness of our internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting and Grant Thornton LLP’s evaluation of our internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. Our independent registered public accounting firm also provided to the Audit Committee, and the Audit Committee has received, the written disclosures required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed the fees indicated above and discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2013 filed with the SEC.

Submitted by the Audit Committee

of the Board

Susan E. Lester (Chair)	Tony J. Christianson	D. Christian Koch

OTHER MATTERS

Shareholder Proposals

The proxy rules of the SEC permit shareholders, after timely notice to a company, to present proposals for shareholder action in a company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by corporate action in accordance with the proxy rules. Our annual meeting of shareholders for the fiscal year ending March 31, 2014 is expected to be held on or about August 7, 2014 and proxy materials in connection with that meeting are expected to be mailed on or about June 24, 2014. Shareholder proposals prepared in accordance with the proxy rules for inclusion in the proxy statement must be received by us on or before February 24, 2014. In addition, if we receive notice of a separate shareholder proposal before April 10, 2014 or after May 10, 2014, such proposal will be considered untimely pursuant to our Bylaws and Rule 14a-4(c)(1) under the Securities Exchange Act of 1934, and the Proxy Agents may exercise discretionary voting power with respect to such proposal.

Shareholders desiring to recommend a director nominee to the Board, or to separately propose a director candidate, should review the procedures described under “Corporate Governance—Identifying New Director Nominees.”

Delivery of Documents to Shareholders Sharing an Address

Securities and Exchange Commission rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family. This rule benefits both you and us. We believe it eliminates irritating duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by writing to our Secretary at our principal executive office, 505 Highway 169 North, Suite 1000, Plymouth, MN 55441, or by calling the Company at (763) 354-1800.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

Annual Report

Our Annual Report for the past fiscal year is enclosed herewith and contains our financial statements for the fiscal year ended March 31, 2013. A copy of Form 10-K, the Annual Report filed by us with the SEC, will be furnished without charge to any shareholder who requests it in writing from us, at our principal executive office, 505 Highway 169 North, Suite 1000, Plymouth, MN 55441.

The Board knows of no business other than that described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the Proxy Agents intend to vote the shares represented by said proxies on such matters in accordance with their judgment in the best interest of the Company.

By Order of the Board of Directors,

Timothy C. Delmore, Secretary

Appendix A

ARCTIC CAT INC.

2013 STOCK AND INCENTIVE OMNIBUS PLAN

2013 OMNIBUS STOCK AND INCENTIVE PLAN

A-i

A-ii

ARCTIC CAT INC.

2013 OMNIBUS STOCK AND INCENTIVE PLAN

Section 1. Purpose

The purpose of the Plan is to enable Arctic Cat Inc. (the “Company”) and its Subsidiaries to retain and attract executives, other key employees, consultants and directors who contribute to the Company’s success by their ability, ingenuity and industry, and to enable such individuals to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Action Effective Date” shall have the meaning set forth in Section 14(d) of the Plan.

(b)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock Grant granted under the Plan.

(c)	“Award Agreement” shall mean any written agreement, contract or other instrument or document, including in electronic form, evidencing an Award granted under the Plan. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Cause” shall mean, unless otherwise defined in the Award Agreement or another agreement governing one or more Awards under this Plan, a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Company.

(f)	“Change in Control” shall have the meaning set forth in Section 14(a) of the Plan.

(g)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(h)	“Committee” shall mean the Compensation and Human Resources Committee of the Board or any other committee of the Board designated by the Board to administer the Plan or any portion of the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3 and Section 162(m) of the Code, and each member of the Committee shall be a “Non-Employee Director”; provided the Compensation Committee may have a member or members who are not Non-Employee Directors so long as the Board has established a separate Committee to grant Awards, all the members of which are Non-Employee Directors.

(i)	“Company” shall mean Arctic Cat Inc., a Minnesota corporation, and any successor corporation.

(j)	“Deferred Compensation” shall have the meaning set forth in Section 15.

(k)	“Director” shall mean a member of the Board, including any Non-Employee Director.

(l)	“Disability” shall mean permanent and total disability as determined by the Committee.

(m)	“Early Retirement” shall mean retirement, with consent of the Committee at the time of retirement, from active employment with the Company and any Subsidiary or Parent Corporation of the Company.

(n)	“Eligible Person” shall mean any employee, officer, consultant, advisor or Director providing services to the Company or any Subsidiary who the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(o)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p)	“Fair Market Value” shall mean the value of the Shares on a given date as determined by the Committee in accordance with Section 422 of the Code or any successor provision and any applicable Treasury Department regulations with respect to “incentive stock options,” or, if applicable, that will result in the Award being exempt from the requirements of a “deferred compensation plan” under Section 409A of the Code.

(q)	“Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that is intended to qualify as an “incentive stock option” in accordance with Section 422 of the Code or any successor provision.

(r)	“Incumbent Directors” shall have the meaning set forth in Section 14(a)(ii) of the Plan.

(s)	“Insider” shall mean an individual who is, on the relevant date, an officer, Director or beneficial owner of ten percent (10%) or more of any class of the Company’s equity securities of the Company, all as defined under Section 16 of the Exchange Act

(t)	“Non-Assumed Award” shall have the meaning set forth in Section 14(c) of the Plan.

(u)	“Non-Employee Director” shall mean any Director who is not also an employee of the Company or a Subsidiary within the meaning of Rule 16b-3 and is an “outside director” within the meaning of Section 162(m) of the Code.

(v)	“Non-Qualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not an Incentive Stock Option.

(w)	“Normal Retirement” shall mean retirement from active employment with the Company and any Subsidiary or Parent Corporation of the Company on or after (i) age 65 or (ii) age 55 if the Participant has ever served the Company as a full-time employee for at least 15 years.

(x)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(y)	“Other Stock Grant” shall mean any right granted under Section 10 of the Plan.

(z)	“Parent Corporation” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(aa)	“Participant” shall mean an Eligible Person who receives or holds an Award under the Plan.

(bb)	“Performance Award” shall mean any right granted under Section 9 of the Plan.

(cc)

“Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a Company, Subsidiary or business unit basis: revenue, cash flow, gross profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings, earnings per share, margins (including one or more of gross, operating and· net income margins), returns (including one or more of return on assets, equity, investment, capital and revenue and total stockholder return), stock price, working capital, market share, cost reductions) workforce satisfaction and diversity goals) employee retention) customer satisfaction) completion of key projects and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities, prior periods of performance) or other external measure of the selected performance criteria.

Pursuant to rules and conditions adopted by the Committee on or before the earlier of the expiration of twenty-five percent (25%) of the applicable performance period or the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt. Performance Goals may include individual objectives or other subjective criteria.

(dd)	“Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(ee)	“Plan” shall mean the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan, as amended from time to time, the provisions of which are set forth herein.

(ff)	“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

(gg)	“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(hh)	“Retirement” shall mean Normal Retirement or Early Retirement.

(ii)	“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor rule or regulation.

(jj)	“Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(kk)	“Share” or “Shares” shall mean the common stock, $.01 par value per share, of the Company (the “Common Stock”) or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan. Class B common stock of the Company shall be considered Shares hereunder only following conversion to Common Stock of the Company.

(ll)	“Specified Employee” shall have the meaning set forth in Section 15 of the Plan.

(mm)	“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

(nn)	“Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(oo)	“Total Market Value” shall have the meaning set forth in Section 14(b) of the Plan.

Section 3. Administration

(a) Power and Authority of the Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be determined in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of any Option or waive any restrictions relating to any Award; (vi) extend the exercise period in accordance with the terms of the Plan; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) delegate to one or more executive officers of the Company the authority to grant Award and/or to administer the Plan or any aspect of it; provided, however, that only the Committee may grant Awards that qualify under Rule l6b-3 and Section 162(m) of the Code; and (xi) make any other determination and take any other action, prospectively or retrospectively, that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award.

(b) Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, exercise the powers and duties of the Committee under the Plan without any further action of the Committee, and in that event, any reference to Committee shall also refer to the Board.

Section 4. Shares Available for Awards

(a) Shares Available. Subject to adjustment as provided in Section 4(e) of the Plan, the aggregate number of Shares that may be issued under the Plan shall be 1,100,000.

(b) Accounting for Awards. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the total number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan; provided that the number of Shares counted against the aggregate number of Shares available for granting Awards under the Plan shall not be reduced if Shares are withheld for the exercise price of an Option or Stock Appreciation Right, to satisfy tax withholding obligations, or for any other reason. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture by the Company, shall again be available for granting Awards under the Plan.

(c) Adjustments. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or any other similar corporate transaction, equity restructuring or event affects the Shares, then the Committee shall make an appropriate adjustment that will equalize the fair value of such Shares or Awards before and after the transaction, restructuring or event, including but not limited to making adjustment to any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan; provided, however, that with respect to Incentive Stock Options, in the event of a transaction described in 424(c) of the Code, the adjustments shall satisfy Section 424(e)(1) of the Code.

(d) Award Limitations Under the Plan

(i) Section 162(m) Limitation for Certain Types of Awards. No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 500,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii) Section 162(m) Limitation for Performance Awards. The maximum amount payable pursuant to all Performance Awards to any Participant in the aggregate in any calendar year shall be $7,500,000 in value, whether payable in cash, Shares or other property, based on the value at the time the Award is made. This limitation does not apply to, but rather shall be independent of, any Award subject to the limitation contained in Section 4(d)(i) of the Plan.

Section 5. Eligibility

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of a Subsidiary unless such Subsidiary is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

Section 6. Options

The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(a) Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided further, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or a Subsidiary. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the option price shall be no less than 110% of the Fair Market Value of the Stock on the date the option is granted.

(b) Option Term. The term of each Option shall be fixed by the Committee at the time of grant, but shall not be longer than 10 years from the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the term of such option shall be no more than five years from the date of grant.

(c) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made. If the Committee provides, in its discretion, that any option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time, provided, however, that unless the Option has been approved by the Board, the Committee or the shareholders of the Company, an Option to a director, officer or a 10% shareholder of the Company or its Subsidiaries shall not be exercisable for a period of six (6) months after the date of the grant unless otherwise permitted under rules, policies or interpretations established by the Securities and Exchange Commission in connection with a Change in Control of the Company as contemplated by Section 14 of the Plan or as otherwise provided in the Plan.

Section 7. Stock Appreciation Rights

The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as determined by the Committee, which grant price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or a Subsidiary. Subject to the terms of the Plan, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions (including conditions or restrictions on the exercise thereof) of any Stock Appreciation Right shall be as determined by the Committee; provided, however, that no Stock Appreciation Right may be exercisable after ten (10) years from its date of grant.

Section 8. Restricted Stock and Restricted Stock Units

The Committee is hereby authorized to grant Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(a) Restrictions. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of

Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participants death, disability or retirement or a change in control of the Company.

(b) Issuance and Delivery of Shares. Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including bookentry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

Section 9. Performance Awards

The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section l62(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m). Nothing in this Section 9 shall prohibit the Committee from granting any Award that is not intended to satisfy the requirements of Section 162(m).

Section 10. Other Stock Grants

The Committee is hereby authorized, subject to the terms of the Plan, to grant to Eligible Persons Shares without restrictions thereon as are deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Other Stock Grant may have such terms and conditions as the Committee shall determine. In the event Other Stock Grants are awarded to members of the Committee, such Award shall be granted by the Board.

Section 11. General

(a) Consideration for Awards. Awards may be granted for no cash consideration or for cash or any other consideration as determined by the Committee or required by applicable law.

(b) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Subsidiary. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Subsidiary may be granted either at the same time as or at a different time from the grant of such other Awards or awards; provided, however, that any Stock Appreciation Right that is part of an Incentive Stock Option must be granted only at time of the grant of the Incentive Stock Option.

(c) Forms of Payment under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or a Subsidiary upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall detem1ine (including, without limitation, cash; Shares, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments. Any payment to a Specified Employee that constitutes Deferred Compensation (as those terms are defined in Section 15 of the Plan) shall comply with the delay in payment provisions set forth in Section 15(e) hereof.

(d) Limits on Transfer of Awards. Except as otherwise provided by the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant, whether or not such transfer is for value, other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefore) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.

(e) Term of Awards. The term of each Award shall be for a period not longer than 10 years from the date of grant.

(f) Restrictions: Securities Exchange Listing. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may direct appropriate stop transfer orders and cause other legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been and continue to be admitted for trading on such securities exchange.

(g) Prohibition on Repricing. Except as provided in Section 4(c) of the Plan, no Option or Stock Appreciation Right may be (i) amended to reduce its initial exercise or grant price, (ii) canceled and replaced with Options or Stock Appreciation Rights having a lower exercise or grant price or with any other type of Award, or (iii) repurchased for cash, without the approval of the shareholders of the Company.

Section 12. Rights Upon Termination of Employment

(a) Termination by Death or Disability. Unless otherwise determined by the Committee in an Award Agreement or in writing after the Award Agreement is issued, if a Participant’s employment by the Company and any Subsidiary or Parent Corporation terminates by reason of death or Disability:

(i) all outstanding Options and Stock Appreciation Rights (other than Shares subject to Performance Awards) then held by the Participant may thereafter be immediately exercised, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant), and remain exercisable for a period of twelve months (or such shorter period as the Committee shall specify at grant) from the date of such death or Disability or until the expiration of the stated term of the option, whichever period is shorter; provided, however, that in the event of termination of employment by reason of death or Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code as a result of Committee action, the Option will thereafter be treated as a Non-Qualified Stock Option;

(ii) all Restricted Stock and Restricted Stock Units (other than Shares subject to Performance Awards) then held by the Participant will become fully vested; and

(iii) all Performance Awards and Other Stock Grants then held by the Participant will vest and/or continue to vest in the manner determined by the Committee and set forth in the Award Agreement evidencing such Performance Award or Other Stock Grant, or as otherwise determined by the Committee.·

(b) Termination by Reason of Retirement. Unless otherwise determined by the Committee in an Award Agreement or in writing after the Award Agreement is issued, if a Participant’s employment by the Company or any Subsidiary or Parent Corporation terminates by reason of Retirement:

(i) all outstanding Options and Stock Appreciation Rights (other than Shares subject to Performance Awards) then held by the Participant that have not vested as of such termination will either continue to vest in accordance with its terms in the manner determined by the Committee and set forth in the Award Agreement evidencing such Option or Stock Appreciation Right or, if so provided in the Award Agreement or in writing after the Award Agreement is issued, become fully vested on the date of Retirement, and in either case shall remain exercisable until expiration of the stated term of the Option; provided, however, in the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code as a result of Committee action, the Option will thereafter be treated as a Non-Qualified Stock Option;

(ii) all Restricted Stock and Restricted Stock Units (other than Shares subject to Performance Awards) then held by the Participant that have not vested as of such termination will vest and/or continue to vest in the manner determined by the Committee and set forth in the Award Agreement evidencing such Restricted Stock or Restricted Stock Units; and

(iii) all Performance Awards and Other Stock Grants then held by the Participant will vest and/or continue to vest in the manner set forth in the Award Agreement evidencing such Performance Award or Other Stock Grant, or as otherwise determined by the Committee.

(c) Termination for Cause. Unless otherwise determined by the Committee in an Award Agreement or in writing after the Award Agreement is issued, if the Participant’s employment by the Company and any Subsidiary or Parent Corporation terminates for Cause:

(i) all outstanding Options and Stock Appreciation Rights (other than Shares subject to Performance Awards) then held by the Participant may be exercised, to the extent then exercisable, no later than the date of such termination;

(ii) all Restricted Stock and Restricted Stock Units (other than Shares subject to Performance Awards) then held by the Participant that have not vested as of such termination will be terminated and forfeited; and

(iii) all Performance Awards and Other Stock Grants then held by the Participant will be terminated and forfeited, except as set forth in the Award Agreement evidencing such Performance Award or Other Stock Grant, or as otherwise determined by the Committee.

(d) Other Termination. Unless otherwise determined by the Committee in an Award Agreement or in writing after the Award Agreement is issued, if a Participant’s employment by the Company and any Subsidiary or Parent Corporation terminates for any reason other than death, Disability, Retirement or Cause:

(i) all Outstanding Stock Options and Stock Appreciation Rights (other than Shares subject to Performance Awards) may be exercised to the extent it was exercisable at such termination for the lesser of one month or the balance of the option’s term;

(ii) all Restricted Stock and Restricted Stock Units (other than Shares subject to Performance Awards) then held by the Participant that have not vested as of such termination will be terminated and forfeited; and

(iii) all Performance Awards and Other Stock Grants then held by the Participant will vest and/or continue to vest in the manner set forth in the Award Agreement evidencing such Performance Award or Other Stock Grant, or as otherwise determined by the Committee.

Section 13. Transfer, Leave of Absence, etc.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer of an employee from the Company to a Parent Corporation or Subsidiary, or from a Parent Corporation or Subsidiary to the Company, or from one Subsidiary to another;

(b) a leave of absence, approved in writing by the Committee, for military service or sickness, or for any other purpose approved by the Company if the period of such leave does not exceed ninety (90) days (or such longer period as the Committee may approve, in its sole discretion); and

(c) a leave of absence in excess of ninety (90) days, approved in writing by the Committee, but only if the employee’s right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any leave of absence, the employee returns to work within thirty (30) days after the end of such leave.

Section 14. Change in Control of the Company

(a) Change in Control. “Change in Control” of the Company shall mean a change in control which would be required to be reported in response to Item 6(e) on Schedule 14A of Regulation 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement, including, without limitation, if:

(i) Any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act); other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any

Subsidiary or Parent Corporation, becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities (other than Suzuki Motor Corporation, the holder of more than 30% of such securities on the date of this Plan); or

(ii) During any period of two consecutive years (not including any period ending prior to the effective date of this Plan), the Incumbent Directors cease for any reason to constitute at least a majority of the Board. The term “Incumbent Directors” shall mean those individuals who are members of the Board of Directors on the effective date of this Plan and any individual who subsequently becomes a member of the Board (other than a director designated by a person who has entered into agreement with the Company to effect a transaction contemplated by this Section 14(a)(iii) or in connection with the settlement of a proxy contest) whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the then Incumbent Directors; or

(iii) In the event (x) the Company consummates a merger, consolidation, share exchange, division or other reorganization of the Company with any corporation or entity, other than an entity owned at least 80% by the Company, unless immediately after such transaction, the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, 51% or more of the combined voting power of resulting entity’s outstanding voting securities as well as 51% or more of the Total Market Value of the resulting entity, or in the case of a division, 51% or more of the combined voting power of the outstanding voting securities of each entity resulting from the division as well as 51% or more of the Total Market Value of each such entity, in each case in substantially the same proportion as such shareholders owned shares of the Company prior to such transaction; (y) the Company consummates an agreement for the sale or disposition (in one transaction or a series of transactions) of assets of the Company, the total consideration of which is greater than 51% of the Total Market Value of the Company; or (z) the Company adopts a plan of complete liquidation or winding up of the Company.

(b) Total Market Value. “Total Market Value” shall mean the aggregate market value of the Company’s or the resulting entity’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s or the resulting entity’s other outstanding equity securities as measured by the exchange rate of the transaction or by such other method as the Committee dete1mines where there is not a readily ascertainable exchange rate.

(c) Vesting Upon a Change in Control. Except as otherwise provided in an Award or as provided in the next sentence, if a Change in Control occurs, and if the agreements effectuating the Change in Control do not provide for the assumption or substitution of all Awards granted under this Plan, with respect to any Award granted under this Plan that is not so assumed or substituted (a “Non-Assumed Award”), such Awards shall immediately vest and be exercisable and any restrictions thereon shall lapse. Notwithstanding the foregoing, unless the Committee determines at or prior to the Change in Control, no Award that is subject to any Performance Goal for which the performance period has not expired, shall accelerate at the time of a Change in Control.

(d) Disposition of Awards. Except as otherwise provided in an Award Agreement, the Committee, in its sole and absolute discretion, may, with respect to any or all of such Non-Assumed Awards, take any or all of the following actions to be effective as of the date of the Change in Control (or as of any other date fixed by the Conm1ittee occurring within the thirty (30) day period immediately preceding the date of the Change in Control, but only if such action remains contingent upon the effectuation of the Change in Control) (such date referred to as the “Action Effective Date”):

(i) Unilaterally cancel such Non-Assumed Award in exchange for: (x) whole and/or fractional Shares (or for whole Shares and cash in lieu of any fractional Share) or whole and/or fractional shares of a successor (or for whole shares of a successor and cash in lieu of any fractional share) that, in the aggregate, are equal in value to the Fair Market Value of: (I) in the case of Options or Stock Appreciation Rights, the Shares that could be purchased subject to such Non-Assumed Award less the aggregate exercise price for the Options or Stock Appreciation Rights with respect to such Shares; (II) in the case of Restricted Stock, Restricted Stock Units, Performance Awards and Other Stock Grants, Shares subject to such Award determined as of the Action Effective Date (taking into account vesting), less the value of any consideration payable on exercise; or (y) cash or other property equal in value to the Fair Market Value of (I) in the case of Options or Stock Appreciation Rights, the Shares that could be purchased subject to such Non-Assumed Award less the aggregate exercise price for the Options or Stock Appreciation Rights with respect to such Shares or (II) in the case of Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Awards and Other Stock Grants, Shares subject to such Award determined as of the Action Effective Date (taking into account vesting) less the value of any consideration payable on exercise.

(ii) In the case of Options, unilaterally cancel such Non-Assumed Option after providing the holder of such Option with (1) an opportunity to exercise such Non-Assumed Option to the extent vested within a specified period prior to the date of the Change in Control, and (2) notice of such opportunity to exercise prior to the commencement of such specified period. (iii) Notwithstanding anything to the contrary in any Award Agreement or the Plan, with respect to any Non-Assumed Awards after satisfaction of one of the foregoing, the Participant will only be entitled to the cash or other property and shall not have any right to the Shares or any shares of the successor.

However, notwithstanding the foregoing, to the extent that the recipient of a Non-Assumed Award is an Insider, payment of cash in lieu of whole or fractional Shares or shares of a successor may only be made to the extent that such payment (A) has met the requirements of an exemption under Rule 16b-3, or (B) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3. Unless an Award Agreement provides otherwise, the payment of cash in lieu of whole or fractional Shares or in lieu of whole or fractional shares of a successor shall be considered a subsequent transaction approved by the original grant of an Option.

(e) General Rules for Awards. If a Change in Control occurs, then, except to the extent otherwise provided in the Award Agreement pertaining to a particular Award or as otherwise provided in this Plan, each Award shall be governed by applicable law and the documents effectuating the Change in Control.

Section 15. Income Tax Compliance

(a) In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes, provided that the maximum amount shall not exceed the amount of the required withholding, or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.

(b) “Deferred Compensation” means any Stock Incentive under this Plan that provides for the “deferral of compensation” under a “nonqualified deferred compensation plan” (as those terms are defined under Code Section 409A) and that would be subject to the taxes specified in Code Section 409A(a)(l) if and to the extent that the Plan and the Award Agreement do not meet or are not operated in compliance with the requirements of Code Section 409A(a)(2), (3) and (4) and the regulations promulgated thereunder, Deferred Compensation shall not include any amount that is otherwise exempt from the requirements of Code Section 409A and the regulations promulgated thereunder. For purposes of this Section 15, “Stock Incentive” means an Award that is settled in Shares, and shall not include Performance Awards that are settled in cash. Nothing in this Section 15 or the Plan shall prohibit the Company from establishing a deferred compensation plan that allows for the deferral of salary, bonuses or other cash-based Performance Awards.

(c) “Specified Employee” means a Participant who is a key employee as described in Code Section 416(i)(l) (A)(i), (ii) and (iii) (and disregarding paragraph (5) thereof) at any time during the 12 months ending on each December 31, or such other “identification date” that applies consistently for all plans that provide “deferred compensation” that is subject to the requirements of Code Section 409A and regulations promulgated thereunder. Each Participant will be identified as a Specified Employee in accordance with the regulations promulgated under Code Section 409A, including with respect to the spin-off or merger of the company with any other company, and such identification shall apply for the twelve (12) month period commencing on the first day of the fourth month following the identification date. Notwithstanding the foregoing, no Participant shall be a Specified Employee unless the stock of the Company (or other member of a “controlled group of corporations” as determined under Code Section 1563) is publicly traded on an established securities market as of the date of a Participant’s “separation from service” as defined in Code Section 409A and the regulations promulgated thereunder.

(d) Except to the extent such acceleration or deferral is permitted or complies with the requirements of Code Section 409A and the regulations promulgated thereunder, neither the Committee nor a Participant may accelerate or defer the time or schedule of any payment of, or the amount scheduled to be paid under, an Award that constitutes Deferred Compensation; provided, however, that payment shall be permitted if it is in accordance with a fixed date or schedule or on account of “separation from service,” “disability, “death, “change in control” or “unforeseeable emergency” as those items are defined under Code Section 409A and the regulations promulgated thereunder.

(e) Notwithstanding anything to the contrary in the Plan, unless the Award Agreement specifically provides otherwise, the Committee may not make payment to a Specified Employee of any Award that constitutes Deferred Compensation earlier than six (6) months following the Participant’s “separation from service” as defined for purposes of Code Section 409A (or if earlier, upon the Specified Employee’s death), except as permitted under Code Section 409A. Any payments that otherwise would be payable to the Specified Employee during the foregoing six (6) month period will be accumulated and payment will be delayed until the first date after the six (6) month period. The Committee may specify in the Award Agreement that the amount of the Deferred Compensation delayed shall accumulate interest or earnings during the period of such delay.

(f) The Committee may reform any provision in an Award intended to be exempt from Code Section 409A to maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Code Section 409A and to preserve the economic benefits intended by the Award.

(g) Dividend and Dividend Equivalents. The Committee may grant dividend or dividend equivalents to any Participant and shall determine the time and manner of payment of the dividend or dividend equivalent; provided, however, that any dividend equivalent that is intended to be exempt from the requirements of

Section 409A of the Code shall be stated as a separate arrangement. Notwithstanding the foregoing, in no event shall dividends or dividend equivalents be paid on Options, Stock Appreciation Rights, unvested Restricted Stock Units or unvested Performance Awards.

Section 16. Amendments and Termination

(a) The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made (i) which would impair the rights of a Participant under an Award theretofore granted, without the Participant’s consent, or (ii) which without the approval of the shareholders of the Company would cause the Plan to no longer comply with Rule 16b-3, Section 422 of the Code or any other regulatory requirements or (iii) without the approval of the shareholders of the Company, which would result in a repricing of any Award theretofore granted hereunder. Further, Section 6(d) shall not be amended more than once every six (6) months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

(b) The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 3 above or as otherwise provided in this Plan, no such amendment shall impair the rights of any Participant without his or her consent.

(c) The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 17. No Trust or Fund Created

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and an Eligible Person or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Subsidiary. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares or payments in lieu of or with respect to Awards granted hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

Section 18. Rights of Eligible Persons and Participants

(a) No Rights to Awards. No Eligible Person or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant.

(c) Plan Provisions Control. In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d) No Rights of Shareholders. Except with respect to Shares of Restricted Stock or Other Stock Awards as to which the Participant has been granted the right to vote, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable to such Participant upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.

(e) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Subsidiary, or a Director to be retained as a Director, or as a Consultant to be retained as a Consultant, nor will it affect in any way the right of the Company or a Subsidiary to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or a Subsidiary may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

Section 19. General Provisions

(a) Governing Law. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Minnesota.

(b) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award) such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(c) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(d) Compliance with Section 162(m). It is intended that the Plan shall comply with and meet all the requirements of Section 162(m) of the Code so that Awards hereunder which are made to Participants who are “covered employees” (as defined in Section 162(m) of the Code) shall constitute “performance-based” compensation within the meaning of Section 162(m) of the Code. If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) as so intended, such provision shall be construed or deemed amended to confirm to the requirements or provisions of Section 162(m).

(e) Arrangements Upon Termination of Employment or Competitive Employment. At the time of grant, the Committee may provide in connection with any Award granted under this Plan that the Shares received as a result of such grant shall be subject to a repurchase right in favor of the Company, pursuant to which the Participant shall be required to offer to the Company upon termination of employment for any reason any shares that the Participant acquired under the Plan, with the price being the then Fair Market Value of the Shares or, in the case of a termination for Cause, an amount equal to the cash consideration paid for the Shares if lower than the Fair Market Value of the Shares, subject to such other terms and conditions as the Committee may specify at the time of grant. The Committee may, at the time of the grant of an Award under the Plan, provide the Company with the right to repurchase, or require the forfeiture of, Shares acquired pursuant to the Plan by any Participant who, at any time within two years after termination of employment with the Company, directly or indirectly competes with, or is employed by a competitor of, the Company.

(f) Headings. Headings are given to the Sections and subsections of the Plan or any Award Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 20. Effective Date of the Plan

The Plan shall be effective upon its adoption by the Board, provided, however, that in the event the Plan is not approved by the shareholders of the Company at the annual meeting of shareholders of the Company currently scheduled on August 8, 2013, the Plan will be terminated and all Awards granted under the Plan will be terminated and deemed null and void, provided further, that no Award may vest and no Shares may be issued under the Plan prior to approval of the Plan by the shareholders of the Company.

Section 21. Term of the Plan

The Plan shall terminate at midnight on June 17, 2023, unless terminated before then by the Board. No Awards shall be granted after termination of the Plan. The Plan shall remain in effect as long as any Awards are outstanding.

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/acat Use the Internet to vote your proxy until 12:00 p.m. (CT) on August 7, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on August 7, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of directors:	01 Claude J. Jordan 02 Susan E. Lester	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To approve the Arctic Cat Inc. 2013 Omnibus Stock and Incentive Plan.	☐	For	☐	Against	☐	Abstain

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the current fiscal year.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE RECOMMENDATIONS OF THE BOARD ON EACH PROPOSAL AND, IN THE DISCRETION OF THE NAMED PROXIES, ON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ARCTIC CAT INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, August 8, 2013

4:00 p.m.

Arctic Cat Inc.

601 Brooks Avenue South

Thief River Falls, MN 56701

Arctic Cat Inc. 505 Highway 169 North, Suite 1000 Plymouth, MN 55441	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting of Shareholders on August 8, 2013 or any postponements or adjournments thereof.

The shares of stock of Arctic Cat Inc. you hold will be voted as you specify on the reverse side.

By signing this proxy, you revoke all prior proxies and appoint Claude J. Jordan and D. Christian Koch as proxies (each with the power to act alone and with the power of substitution and revocation) to vote your shares as you designate on the matters shown on the reverse side and in their discretion on any other matters which may come before the Annual Meeting of Shareholders or any postponements or adjournments thereof.

See reverse for voting instructions.